Exhibit 10.1

EXECUTION
COUNTERPART

MBNA AMERICA BANK, N.A.
MBNA EUROPE BANK LIMITED
MBNA CORPORATION
as Borrowers

_____________________________________________________

$2,500,000,000
SENIOR COMPETITIVE ADVANCE AND
REVOLVING CREDIT FACILITY AGREEMENT

Dated as of July 18, 2003

_____________________________________________________

THE LENDERS NAMED HEREIN

BANK OF AMERICA, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES INC.
as Sole Advisor, Lead Arranger
and Bookrunner

NY3:#7315624v16

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

SECTION 1.01	Defined Terms
SECTION 1.02	Terms Generally
SECTION 1.03	Accounting Terms
SECTION 1.04	Classes, Currencies and Types of Loans
SECTION 1.05	EMU

ARTICLE II THE CREDITS

SECTION 2.01	Commitments
SECTION 2.02	Loans
SECTION 2.03	Competitive Bid Procedure
SECTION 2.04	Revolving Credit Borrowing Procedure
SECTION 2.05	Conversion and Continuation of Revolving Credit Borrowings
SECTION 2.06	Fees
SECTION 2.07	Repayment of Loans; Evidence of Debt
SECTION 2.08	Interest on Loans
SECTION 2.09	Default Interest
SECTION 2.10	Alternate Rate of Interest
SECTION 2.11	Termination, Reduction and Extension of Commitments
SECTION 2.12	Increases in Commitments
SECTION 2.13	Prepayment
SECTION 2.14	Reserve Requirements; Change in Circumstances
SECTION 2.15	Change in Legality; Agreed Alternative Currencies
SECTION 2.16	Indemnity
SECTION 2.17	Pro Rata Treatment
SECTION 2.18	Sharing of Setoffs
SECTION 2.19	Payments
SECTION 2.20	Taxes
SECTION 2.21	Duty To Mitigate; Assignment of Commitments Under Certain Circumstances
SECTION 2.22	Guaranty of MBNA America Bank

ARTICLE III REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Corporate Existence and Power
SECTION 3.02	Corporate Authorization; No Contravention
SECTION 3.03	Governmental Authorization
SECTION 3.04	Binding Effect
SECTION 3.05	Litigation
SECTION 3.06	No Default
SECTION 3.07	Employee Benefit Plans
SECTION 3.08	Use of Proceeds
SECTION 3.09	Taxes
SECTION 3.10	Financial Condition
SECTION 3.11	Regulated Entities
SECTION 3.12	Federal Reserve Regulations
SECTION 3.13	No Material Misstatements
SECTION 3.14	Enviornmental and Safety Matters
SECTION 3.15	Commercial Activity; Absence of Immunity
SECTION 3.16	Legal Form
SECTION 3.17	Tax Shelter Regulations

ARTICLE IV CONDITINOS PRECEDENT

SECTION 4.01	Conditions to Effectiveness
SECTION 4.02	Initial and Subsequent Loans

ARTICLE V AFFIRMATIVE3 CONVENANTS

SECTION 5.01	Financial Statements
SECTION 5.02	Certificates; Other Information
SECTION 5.03	Notices
SECTION 5.04	Preservation of Corporate Existence, etc
SECTION 5.05	Books and Records
SECTION 5.06	Compliance with Regulatory Standards
SECTION 5.07	Payment of Obligations
SECTION 5.08	Maintenance of Insurance
SECTION 5.09	Employee Benefits
SECTION 5.10	Capital Requirements

ARTICLE VI NEGATIVE COVENANTS

SECTION 6.01	Limitation on Liens
SECTION 6.01	Prohibition of Fundamental Changes
SECTION 6.01	Financial Covenants of MBNA America Bank
SECTION 6.01	Financial Covenants of the Parent
SECTION 6.01	Regulation U

ARTICLE VII EVENTS OF DEFAULT

ARTICLE VIII THE ADMINISTRATIVE AGENT

ARTICLE IX MISCELLANCEOUS

SECTION 9.01	Notices
SECTION 9.02	Survival of Agreement
SECTION 9.03	Binding Effect
SECTION 9.04	Successors and Assigns
SECTION 9.05	Expenses; Indemnity
SECTION 9.06	Applicable Law
SECTION 9.07	Waivers; Amendment
SECTION 9.08	Entire Agreement
SECTION 9.09	Severability
SECTION 9.10	Counterparts
SECTION 9.11	Headings
SECTION 9.12	Right of Setoff
SECTION 9.13	Jurisdiction; Consent to Service of Process
SECTION 9.14	Waiver of Jury Trial
SECTION 9.15	Confidentiality
SECTION 9.16	Judgement Currency
SECTION 9.17	Regulation U

Schedules

Schedule 1.01	Eligible Dealers
Schedule 1.02	Lenders and Commitments

Exhibits

Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Notice of Competitive Bid Request
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid Accept/Reject Letter
Exhibit A-5	Form of Revolving Credit Borrowing Request
Exhibit A-6	Form of Applicable LIBO Rate Interest Margin Calculation

Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Commitment Increase Letter

Exhibit E-1	Form of Opinion of Simpson, Thacher & Bartlett LLP, Special New York Counsel to the Borrowers
Exhibit E-1	Form of Opinion of Clifford Chance LLP, Special UK Counsel to MBNA Europe
Exhibit E-1	Form of Opinion of Gerneral Counsel to MBNA Europe
Exhibit E-1	Form of Opinion of John W. Sheflen, Esq., Chief Counsel to the Parent
Exhibit E-1	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel to the Administrative Agent

SENIOR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT (the " Agreement ") dated as of July 18, 2003, among:

MBNA AMERICA BANK, N.A., a national banking association organized under the laws of the United States of America (" MBNA America Bank ");

MBNA EUROPE BANK LIMITED, a private limited company and an authorized institution under the Banking Act of 1987 (as amended by the Bank of England Act 1998) (" MBNA Europe ");

MBNA CORPORATION, a Maryland corporation (the " Parent "; each of MBNA America Bank, MBNA Europe and the Parent is herein referred to as a " Borrower " and collectively, the " Borrowers ");

each lender that is a signatory hereto identified under the caption "LENDERS" on the signature pages hereto and each lender that becomes a "Lender" after the date hereof pursuant to Section 9.04(b) hereof (individually, a " Lender " and collectively, the " Lenders "); and

BANK OF AMERICA, N.A. (" Bank of America "), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the " Administrative Agent ").

The Borrowers have requested that the Lenders extend credit to the Borrowers in order to enable them to borrow on a revolving credit basis on and after the Closing Date and at any time and from time to time prior to the Maturity Date (as herein defined) an aggregate principal amount not in excess of $2,500,000,000 at any time outstanding. The Borrowers have also requested the Lenders to provide a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers. The proceeds of all such borrowings are to be used for general corporate purposes. The Lenders are willing to extend such credit to the Borrowers, all as provided herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

" ABR Borrowing " shall mean a Borrowing comprised of ABR Loans.

" ABR Loan " shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

" Administrative Agent Fees " shall have the meaning assigned to such term in Section 2.06(b).

" Administrative Agent's Account " shall mean the account of the Administrative Agent most recently designated by the Administrative Agent for such purpose by notice to the Borrowers and the Lenders, or any other account in respect of any Agreed Alternative Currency as the Administrative Agent shall designate in a notice to the Borrowers and the Lenders.

" Administrative Questionnaire " shall mean an Administrative Questionnaire in the form of Exhibit B.

" Affiliate " shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

" Agreed Alternative Currency " shall mean at any time any of Euros and Pounds Sterling, so long as at such time, (a) such currency is dealt with in the London interbank deposit market, (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such currency is required to permit use of such currency by any Lender for making any Loan to MBNA Europe hereunder and/or to permit MBNA Europe to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained.

" Alternate Base Rate " shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. " Prime Rate " shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate (which is a reference rate and is not necessarily the lowest rate it charges); each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. " Federal Funds Effective Rate " shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

" Applicable Accounting Principles " shall mean (a) in the case of MBNA Europe, UK GAAP and (b) in the case of MBNA America Bank and the Parent, US GAAP.

" Applicable ABR Interest Margin " shall mean (a) for any day on which the relevant Borrower's Index Debt Level shall be Index Debt Level 1, Index Debt Level 2, Index Debt Level 3 or Index Debt Level 4, an interest margin for such day equal to 0.00% per annum and (b) for any day on which the relevant Borrower's Index Debt Level shall be Index Debt Level 5 or Index Debt Level 6, an interest margin for such day equal to the applicable Ceiling for such day for such Borrower minus 1.000% per annum

" Applicable Facility Fee Percentage " s hall mean, with respect to any Borrower, on any date the respective percentage set forth below under the caption "Applicable Facility Fee Percentage" , in each case, corresponding to such Borrower's Index Debt Level in effect from time to time as shown below:

INDEX DEBT LEVEL	APPLICABLE FACILITY FEE PERCENTAGE

Index Debt Level 1	0.0900%

Index Debt Level 2	0.1000%

Index Debt Level 3	0.1500%

Index Debt Level 4	0.1875%

Index Debt Level 5	0.2500%

Index Debt Level 6	0.3750%

" Applicable LIBO Rate Interest Margin " shall mean for any Interest Period for any Eurocurrency Revolving Credit Loan an interest margin equal to the greater of (a) the applicable Floor and (b) the applicable Average Asset Swap Spread, in each case for the relevant Borrower and for such Interest Period for such Eurocurrency Revolving Credit Loan; provided that such interest margin shall in no event be greater than the Ceiling.

The Applicable LIBO Rate Interest Margin for any Revolving Credit Loan, once determined, shall remain constant for the selected Interest Period; provided , however , that if during such Interest Period a change in the relevant Borrower's Index Debt Level results in the Average Asset Swap Spread as in effect on the first day of such Interest Period being greater or less than the Ceiling after giving effect to such change in Index Debt Level, the Applicable LIBO Rate Interest Margin for such Revolving Credit Loan for the remainder of such Interest Period shall be the lesser of (a) the Average Asset Swap Spread as in effect on the first day of such Interest Period and (b) the Ceiling after giving effect to such change in Index Debt Level.

" Applicable Lending Office " shall mean, for each Lender and for each Type and Currency of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type and Currency of Loan in its Administrative Questionnaire or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type and Currency are to be made and maintained.

" Asset Swap Spread " shall mean for any Borrower on any day the amount in basis points resulting from the conversion b y the Administrative Agent of the Price of the applicable Benchmark Bond (if four or more price quotes are received) into an asset swap spread using the Bloomberg "YAS" screen as follows: The Price will be entered in the "PRICE" field, the appropriate settlement date (which will be the third Business Day after the date such Price is determined) will be entered into the "SETTLE" field, and "I52" will be entered in the "CRV#" field. The resulting amount in the "ASSET SWAP" field, rounded to the nearest basis point, is the Asset Swap Spread. If fewer than four quotes are obtained, the Asset Swap Spread for such day will be equal to the applicable Ceiling for such Borrower. If the Bloomberg YAS function shall not be available, the Administrative Agent will solicit spot mid swap rates of a maturity that matches the maturity of the applicable Benchmark Bond (" Spot Mid Swap Rates ") from J.P. Morgan Securities Inc. and two other Eligible Dealers. The Asset Swap Spread for such day will be equal to the implied yield derived from the Price minus the average of the three Spot Mid Swap Rates, rounded to the nearest basis point.

" Average Asset Swap Spread " shall mean for any Interest Period for any Eurocurrency Revolving Credit Loan the arithmetic average of the two daily Asset Swap Spreads resulting from the Pricing Polls for the applicable Notice Date.

" Assignment and Acceptance " shall mean an assignment and acceptance entered into by a Lender and an assignee substantially in the form of Exhibit C.

" Bank Regulatory Authority " shall mean the OCC, the Board, the Federal Deposit Insurance Corporation, the FSA and all other relevant bank regulatory authorities (including relevant state, foreign and international bank regulatory authorities).

" Benchmark Bond " shall mean (a) with respect to MBNA America Bank and MBNA Europe, the 6.50% Senior Global Bank Notes due June 20, 2006 issued by MBNA America Bank under the Agency Agreement dated as of July 18, 1997, as amended, between MBNA America Bank and Bank One Trust Company, N.A. and (b) with respect to the Parent, the 6.25% Senior Medium Term Notes due January 18, 2007 issued by the Parent under the Senior Indenture dated September 29, 1992 between the Parent and Bankers Trust Company.

If (i) any Benchmark Bond shall no longer be outstanding for any reason, including maturity, redemption or repurchase, (ii) any Borrower shall issue a new senior, unsecured, non-credit-enhanced obligation having liquidity and tenor deemed acceptable to the Administrative Agent acting with the consent of such Borrower (such consent not to be unreasonably withheld), (iii) the Administrative Agent shall receive a written request from any Borrower requesting that the Administrative Agent replace such Borrower's Benchmark Bond with another Acceptable Obligation (as defined below) of that Borrower, and the Administrative Agent so agrees in its sole discretion or (iv) the Administrative Agent shall determine that, as a result of changes in the liquidity of any Benchmark Bond, price quotes for a Benchmark Bond are not consistently available, and if in any such case one or more other (i.e. other than the applicable Benchmark Bond) acceptable debt securities of any Borrower (" Acceptable Obligations ") shall be outstanding for which price quotes are likely, in the judgment of the Administrative Agent, to be consistently available, then the Administrative Agent, in consultation with such Borrower, will replace that Benchmark Bond with another Acceptable Obligation of such Borrower which matures no earlier than the date two years after any date on which the Administrative Agent determines the Asset Swap Spread with respect to such Acceptable Obligation. If the Administrative Agent shall determine that no Acceptable Obligation is outstanding for a Borrower, the Applicable LIBO Rate Interest Margin for such Borrower will equal the Ceiling.

" Board " shall mean the Board of Governors of the Federal Reserve System of the United States.

" Borrowing " shall mean a Revolving Credit Borrowing or a Competitive Borrowing. For all purposes of this Agreement (including the definition of the term "Dollar Equivalent"), the date of a Borrowing initially shall be the date on which such Borrowing is made or, in the case of a Eurocurrency Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

" Business Day " shall mean any day (a) on which commercial banks are not authorized or required to close in New York City, Dallas, Texas or Wilmington, Delaware, (b) if such day relates to the giving of notices in respect of a Loan denominated in Dollars or to a borrowing, continuation or conversion of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Loan denominated in Dollars or a notice by a Borrower with respect to any such borrowing, payment, prepayment or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market, (c) if such day relates to the giving of notices in respect of a Loan denominated in Pounds Sterling or to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Loan denominated in Pounds Sterling or a notice by MBNA Europe with respect to any such borrowing, payment, prepayment or Interest Period, that is also a day on which commercial banks and foreign exchange markets settle payments in London and (d) if such day relates to the giving of notices in respect of a Loan denominated in Euros or to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Loan denominated in Euros, or a notice by MBNA Europe with respect to any such borrowing, payment, prepayment or Interest Period, that is also a TARGET Business Day on which commercial banks are generally open for business in London and New York City.

" Capital Adequacy Regulations " shall mean (a) with respect to MBNA America Bank, the capital adequacy regulations of the OCC applicable to national banks set forth in Part 3 (including Appendices thereto) of Title 12, Code of Federal Regulations, and with respect to the Parent, the capital adequacy regulations of the Board applicable to bank holding companies set forth in Part 225 (including Appendices thereto) of Title 12, Code of Federal Regulations, or any successor minimum capital adequacy regulations of the primary federal Bank Regulatory Authority for MBNA America Bank and the Parent and (b) with respect to MBNA Europe, the capital adequacy regulations of the FSA or any other relevant Bank Regulatory Authority.

" Ceiling " shall mean for any day for any Borrower the sum of the Floor for such day for such Borrower plus the Maximum Spread Adjustment for such day for such Borrower, in each case based on such Borrower's Index Debt Level.

" Class " shall have the meaning specified in Section 1.04.

" Closing Date " shall have the meaning set forth in Section 4.01.

" Code " shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

" Commitment " shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in Schedule 2.01 as such Lender's Commitment may be permanently terminated, reduced or increased from time to time pursuant to Section 2.11 or 2.12, or changed as a result of an assignment pursuant to Section 9.04(b).

" Commitment Increase Date " shall have the meaning assigned thereto in Section 2.12(b).

" Commitment Increase Letter " shall have the meaning assigned thereto in Section 2.12(b).

" Competitive Bid " shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

" Competitive Bid Accept/Reject Letter " shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.

" Competitive Bid Rate " shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03, (a) in the case of a Eurocurrency Competitive Loan, the Margin, and (b) in the case of a Fixed Rate Loan, the fixed rate of interest, offered by such Lender.

" Competitive Bid Request " shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1.

" Competitive Borrowing " shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive Loans of the same Type and Currency from the Lender or Lenders whose Competitive Bids for such borrowing have been accepted by a Borrower under the bidding procedure described in Section 2.03, and made on the same date and as to which a single Interest Period is in effect.

" Competitive Loan " shall mean a Loan from a Lender to a Borrower pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan.

" Consolidated Reports " shall have the meaning assigned to such term in Section 3.10(a).

" Consolidated Tangible Net Worth " at any date shall mean, with respect to any Borrower, the Tangible Net Worth of such Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with Applicable Accounting Principles.

" Contingent Obligation " shall mean, with respect to any Borrower or any Subsidiary thereof, any obligation of such Borrower or such Subsidiary, as applicable, guaranteeing or in effect guaranteeing any Indebtedness (" primary obligations ") of any other Person (the " primary obligor ") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided , however , that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by such Borrower of obligations of any such Subsidiary. The amount of any Contingent Obligation shall be deemed to equal the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Borrower in good faith.

" Continuing Directors " shall mean, with respect to any Borrower, (a) persons who are members of the Board of Directors of such Borrower on the date hereof and (b) persons who become members of the Board of Directors of such Borrower after the date hereof (i) whose election or nomination for election was approved by a vote of a majority of the then Continuing Directors and (ii) who were not so elected or nominated in connection with, or in contemplation of, any transaction of the type referred to in Section 6.02.

" Contractual Obligation " shall mean, with respect to any Borrower or any Subsidiary thereof, any provision of any security issued by such Borrower or such Subsidiary, as applicable, or of any agreement, instrument or undertaking to which such Borrower or such Subsidiary, as applicable, is a party or by which it or any of its property is bound.

" Control " shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but not including the exercise of investment discretion as an investment advisor or fiduciary, and " Controlling " and " Controlled " shall have meanings correlative thereto.

" Currency " shall mean Dollars or any Agreed Alternative Currency.

" Default " shall mean any Event of Default or any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

" Dollar Equivalent " shall mean, with respect to any Loan made to MBNA Europe and denominated in an Agreed Alternative Currency, the amount of Dollars that would be required to purchase the amount of the Agreed Alternative Currency of such Loan on the date such Loan is requested or, with respect to any determination made under Section 2.01(b), on the date of any Borrowing referred to in said Section, or, with respect to any determination made under Section 2.13(d), on each Currency Valuation Date, based upon the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Administrative Agent, of the spot selling rate at which the Reference Lenders offer to sell such Agreed Alternative Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Business Days later.

" Dollars " or " $ '' shall mean lawful money of the United States of America.

" Double Leverage Ratio " shall mean, on any date, the ratio of (a) the sum of (i) Intangibles of the Parent alone on such date plus (ii) the aggregate investment of the Parent on such date in the capital stock of its Subsidiaries as reported pursuant to Section 5.01(a) or 5.01(b) hereof (including the Parent's interest in undistributed earnings of its Subsidiaries), to (b) Net Worth of the Parent on such date.

" Eligible Dealer " shall mean the dealers listed on Schedule 1.01 attached hereto, as such dealers may be replaced or added to with the consent of the Administrative Agent and the Borrowers.

" Eligible Receivables " shall mean, on any date and with respect to any Borrower, the credit card and related plan receivables which are owned by such Borrower or any Subsidiary thereof on such date and the Sellers' Retained Interests owned by such Borrower or any Subsidiary thereof on such date, in each case to the extent they are or would be reflected on a consolidated balance sheet of such Borrower prepared in accordance with Applicable Accounting Principles other than any such receivables or Sellers' Retained Interests which (a) are in accounts (or in the case of the Sellers' Retained Interests, represent indirect interests in receivables in accounts) that are non-accruing or that have balances 90 days or more past due, (b) represent the Financed Portion of receivables subject to a Securitization or (c) are otherwise subject to any Lien.

" EMU " shall mean Economic and Monetary Union as contemplated in the Treaty on European Union, as amended and in effect from time to time.

" EMU Legislation " shall mean legislative measures of the European Council (including European Council regulations) to be followed if there is a changeover from Pounds Sterling to the Euro Unit.

" ERISA " shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

" ERISA Affiliate " shall mean, with respect to any Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, is treated as a single employer under Section 414 of the Code.

" Euro " shall mean the single currency of Participating Member States of the European Union.

" Euro Unit " shall mean the currency unit of the Euro.

" Eurocurrency Borrowing " shall mean a Borrowing comprised of Eurocurrency Loans.

" Eurocurrency Competitive Borrowing " shall mean a Borrowing comprised of Eurocurrency Competitive Loans.

" Eurocurrency Competitive Loan " shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

" Eurocurrency Loan " shall mean any Eurocurrency Competitive Loan or Eurocurrency Revolving Credit Loan.

" Eurocurrency Reserve Requirements " with respect to any Lender shall mean the aggregate of the reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or any other banking authority to which such Lender is subject and applicable to "Eurocurrency Liabilities", as such term is defined in Regulation D of the Board, or any similar category of assets or liabilities relating to eurocurrency fundings. Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

" Eurocurrency Revolving Credit Borrowing " shall mean a Borrowing comprised of Eurocurrency Revolving Credit Loans.

" Eurocurrency Revolving Credit Loan " shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

" Events of Default " shall have the meaning assigned to such term in Article VII.

" Existing Credit Agreement " shall mean the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of March 31, 2000 (as modified and supplemented and in effect immediately prior to the Closing Date) among the Borrowers, the lenders party thereto and Bank of America, as agent.

" Facility Fee " shall have the meaning assigned to such term in Section 2.06(a).

" Federal Funds Effective Rate " shall have the meaning assigned to such term in the definition of "Alternate Base Rate" in this Section 1.01.

" Fees " shall mean the Facility Fees and the Administrative Agent Fees.

" Financed Portion " shall mean at any time, with respect to receivables subject to a Securitization, an amount of such receivables equal to the aggregate amount of then outstanding debt or equity instruments or securities (other than any seller's interest retained by the relevant Borrower or a Subsidiary thereof) issued in connection with such Securitization, in each case determined in accordance with Applicable Accounting Principles.

" Financial Officer " of any corporation shall mean the chief financial officer, chief corporate finance officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

" Fixed Rate Borrowing " shall mean a Borrowing comprised of Fixed Rate Loans.

" Fixed Rate Loan " shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

" Floor " shall mean for any day for any Borrower the percentage, based on such Borrower's Index Debt Level, set forth under the heading "Floor" in the table included in the definition of Interest Margin.

" Foreign Currency Equivalent " shall mean, with respect to any amount in Dollars, the amount of any Agreed Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term "Dollar Equivalent", as determined by the Administrative Agent.

" FSA " shall mean the Financial Services Authority in the United Kingdom.

" Governmental Authority " shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

" Guaranteed Obligations " shall have the meaning assigned thereto in Section 2.22(a).

" Indebtedness " of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) indebtedness arising out of Securitizations which do not qualify for sale treatment in accordance with Applicable Accounting Principles to the extent such Indebtedness would be reflected on a balance sheet of such Person prepared in accordance with Applicable Accounting Principles ( provided that, for purposes hereof, the amount of any such Indebtedness arising out of a Securitization described in this clause (e) shall be deemed to be limited to the maximum amounts of such Indebtedness that can be satisfied, directly or indirectly, by recourse to the assets or credit of such Person (other than assets constituting the Financed Portion, at the time of a default, of the receivables subject to such Securitization)), and (f) Contingent Obligations of such Person in respect of Indebtedness of others (other than any undrawn lines of credit or undrawn credit commitments to individual persons); provided that Indebtedness shall not include with respect to any such Person which is a bank, (i) indebtedness in respect of deposits held by such Person, (ii) obligations in respect of federal funds purchased by such Person, (iii) indebtedness in respect of agreements in the ordinary course of business to purchase or repurchase securities or loans or (iv) contingent liabilities incurred in the ordinary course of banking business (including banker's acceptances, trade acceptances, letters of credit and finance acceptances); and provided further , that each of the foregoing items described in this definition shall be deemed to constitute Indebtedness only to the extent it would be (or in the case of Contingent Obligations, the Indebtedness of the primary obligor would be) required to be reflected as a liability by (and in the amount specified by) Applicable Accounting Principles; and provided further , that Indebtedness shall not include any Securitization which qualifies for treatment as a sale under Applicable Accounting Principles or any obligations with respect to a Securitization which so qualifies, in either case as of the date of such transactions.

" Index Debt " shall mean, with respect to any Borrower, (a) senior, unsecured noncredit-enhanced, long-term debt of such Borrower (whether or not any such debt shall be outstanding) publicly rated by both S&P and Moody's or (b) if the debt described in clause (a) shall not exist, long-term subordinated debt of such Borrower (whether or not any such debt shall be outstanding) rated by both S&P and Moody's, and the rating applicable to Index Debt shall be one category higher than such rating, or (c) if the debt described in clauses (a) and (b) shall not exist, senior, unsecured, noncredit-enhanced, long-term debt of such Borrower (whether or not any such debt shall be outstanding) with respect to which such Borrower has delivered to the Administrative Agent a Ratings Review Letter dated not earlier than the most recent Ratings Review Date (or which has been publicly rated by only one of S&P or Moody's and as to which a Ratings Review Letter from the other rating agency has been delivered to the Administrative Agent not earlier than such date); provided , that the Index Debt on any date of determination with respect to MBNA Europe shall be deemed to be the Index Debt on such date applicable to MBNA America Bank.

" Index Debt Level " shall mean, with respect to any Borrower on any date, the level set forth below opposite the then applicable ratings for the Index Debt of such Borrower:

INDEX DEBT LEVEL	MOODY'S RATING	S&P RATING

Index Debt Level 1	A2 or better	A or better

Index Debt Level 2	A3	A-

Index Debt Level 3	Baa1	BBB+

Index Debt Level 4	Baa2	BBB

Index Debt Level 5	Baa3	BBB-

Index Debt Level 6	Ba1 or lower	BB+ or lower

For purposes of determining the Applicable Facility Fee Percentage and the Interest Margin for each Borrower, (i) if at any time there shall exist no Index Debt or Index Debt is not rated (other than by reason of the circumstances referred to in the last sentence of this paragraph) for such Borrower, then the Lenders acting through the Administrative Agent and the Borrowers shall negotiate in good faith to determine a substitute basis for determining the Applicable Facility Fee Percentage and the Interest Margin, and during such negotiations the Applicable Facility Fee Percentage and the Interest Margin in effect immediately prior to such time for such Borrower shall continue in effect and (ii) if the ratings established or deemed to have been established by S&P and Moody's for the Index Debt of such Borrower shall fall within different Index Debt Levels, the Applicable Facility Fee Percentage and the Interest Margin for such Borrower shall be based on the Index Debt Level containing the higher of such ratings; provided , however , that if the difference between such ratings is greater than one Index Debt Level, the Applicable Facility Fee Percentage and the Interest Margin for such Borrower shall be based on the Index Debt Level one level below the Index Debt Level containing the higher of such ratings. If any rating for Index Debt for any Borrower established or deemed to have been established by S&P or Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective (A) if such Index Debt is not publicly rated, as of the date of the applicable Ratings Review Letter indicating such change, or (B) if such Index Debt is publicly rated, as of the date on which such change is first announced by the applicable rating agency. Each change in the Applicable Facility Fee Percentage and the Interest Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders, acting through the Administrative Agent, shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency, and pending agreement on such amendment, the Applicable Facility Fee Percentage and the Interest Margin most recently determined in accordance with this definition shall continue in effect.

For purposes of determining the Applicable Facility Fee Percentage and the Interest Margin for each Borrower, until receipt of a notice referred to in Section 5.02(b)(iii) or of a similar notice from any Lender confirmed by such Borrower, t he Administrative Agent may assume that Index Debt ratings remain in effect.

" Intangibles " with respect to any Person at any date shall mean the amount of all assets of such Person that would be classified as intangible assets in accordance with Applicable Accounting Principles.

" Interest Margin " shall mean, for Revolving Credit Loans made to each Borrower, the appropriate percentages, in each case, corresponding to such Borrower's Index Debt Level in effect from time to time as shown below:

INDEX DEBT LEVEL	FLOOR	MAXIMUM SPREAD ADJUSTMENT

Index Debt Level 1	0.750%	1.000%

Index Debt Level 2	0.750%	1.000%

Index Debt Level 3	0.750%	2.000%

Index Debt Level 4	0.750%	2.000%

Index Debt Level 5	0.750%	2.000%

Index Debt Level 6	0.750%	4.750%

" Interest Payment Date " shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Fixed Rate Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of 90 days' duration been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.

" Interest Period " shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the day that is 14 days thereafter or the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, as the relevant Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the next succeeding March 31, June 30, September 30 or December 31, or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided , however , that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) if any Interest Period for any Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date and (iii) MBNA Europe may not select an Interest Period for a Loan made to it in an Agreed Alternative Currency which would extend beyond the date on which such Agreed Alternative Currency ceases to be legal tender in its respective country. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

" LIBO Rate " shall mean, with respect to any Eurocurrency Borrowing denominated in any Currency for any Interest Period, an interest rate per annum equal to the arithmetic mean (rounded upwards, if necessary, to the next 1/16 of 1%) of the offered rates for deposits in such Currency with a maturity comparable to such Interest Period which appear on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as hereinafter defined) at approximately 11:00 a.m., London time, two Business Days (or in the case of a Eurocurrency Loan denominated in an Agreed Alternative Currency, on such other date as is customary in the relevant interbank market) prior to the commencement of such Interest Period; provided , however , that if there shall no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "LIBO Rate" shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which deposits in such Currency approximately equal in principal amount to (a) in the case of a Eurocurrency Revolving Credit Loan, Bank of America's portion of such Revolving Credit Borrowing and (b) in the case of a Eurocurrency Competitive Loan, a principal amount that would have been Bank of America's portion of such Competitive Borrowing had such Competitive Borrowing been a Eurocurrency Revolving Credit Loan, and for a maturity comparable to such Interest Period are offered to the principal London office of Bank of America in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days (or in the case of a Eurocurrency Loan denominated in an Agreed Alternative Currency, on such other date as is customary in the relevant interbank market) prior to the commencement of such Interest Period. " Telerate British Bankers Assoc. Interest Settlement Rates Page " shall mean the display designated as Page 3750 on Telerate (or such other page as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks).

" Lien " shall mean, with respect to any asset, any mortgage, deed of trust, lien, pledge, assignment or transfer for security, encumbrance, charge or security interest in or on such asset.

" Loan " shall mean a Competitive Loan or a Revolving Credit Loan, whether made as a Eurocurrency Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby.

" Loan Documents " shall mean (a) this Agreement and the letter agreement referred to in Section 2.06(b) and (b) any amendment, supplement, modification, consent or waiver of, to or in respect of either of the foregoing.

" Local Time " shall mean (a) with respect to any Loan denominated in Dollars, New York City time and (b) with respect to any Loan denominated in Euros or Pounds Sterling, London time.

" Managed Credit Card Receivables " shall mean the aggregate of on-balance sheet credit card receivables of MBNA America Bank and its Subsidiaries and credit card receivables of MBNA America Bank and its Subsidiaries transferred in a Securitization.

" Margin " shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

" Margin Stock " shall have the meaning given such term under Regulation U.

" Material Adverse Effect " shall mean, with respect to a Borrower, a material adverse effect on (a) the business, assets, operations or financial condition of such Borrower and its Subsidiaries taken as a whole, (b) the ability of such Borrower to perform its obligations hereunder or (c) the rights or remedies of the Lenders hereunder.

" Maturity Date " shall mean the date three years after the date hereof, as the same may be extended pursuant to Section 2.11; provided , that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

" Maximum Spread Adjustment " shall mean for any day for any Borrower the percentage, based on such Borrower's Index Debt Level, set forth under the heading "Maximum Spread Adjustment" in the table included in the definition of Interest Margin.

" MBNA America Bank " shall have the meaning assigned thereto in the introduction hereto.

" MBNA Europe " shall have the meaning assigned thereto in the introduction hereto.

" Moody's " shall mean Moody's Investors Service, Inc., and its successors.

" Multiemployer Plan " shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

" Net Worth " shall mean, on any date, the consolidated stockholders' equity of the Parent and its consolidated Subsidiaries, all determined as of such date on a consolidated basis without duplication in accordance with Applicable Accounting Principles.

" Notice Date " shall mean, as applicable, the date three Business Days before (a) a proposed Eurocurrency Revolving Credit Borrowing, (b) the conversion of a Revolving Credit Borrowing consisting of ABR Loans into a Borrowing of Eurocurrency Revolving Credit Loans or (c) the continuation, on the last day of the Interest Period applicable thereto, of any Borrowing consisting of Eurocurrency Revolving Credit Loans for an additional Interest Period.

" OCC " shall mean the Office of the Comptroller of the Currency of the United States or any successor Federal Bank Regulatory Authority.

" Organization Documents " shall mean, for any corporation, the certificate or articles of incorporation, the by-laws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and, for any other entity, any similar documents or instruments with respect to the formation or governance of such entity.

" Parent " shall have the meaning assigned thereto in the introduction hereto.

" Parent Borrowing Limit " shall mean $500,000,000, as such amount may be increased from time to time pursuant to Section 2.12 .

" Participating Member State " shall mean each country so described in any EMU Legislation.

" PBGC " shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

" Person " shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

" Plan " shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of any Borrower or any ERISA Affiliate.

" Pounds Sterling " shall mean lawful money of England.

" Price " shall mean, for any Benchmark Bond on any Business Day on which a Pricing Poll occurs, the dollar price resulting from bid quotes solicited beginning at 2:00 p.m. (or such other time as may be set by the Administrative Agent) on such Business Day. If (a) five quotes are received, the Price for such Benchmark Bond for such day shall be the arithmetic average, as computed by the Administrative Agent, of the three quotes remaining after the highest and lowest quotes are excluded, or (b) four quotes are obtained, the Price for such Benchmark Bond for such day shall be the arithmetic average, as computed by the Administrative Agent, of the four quotes. The Administrative Agent agrees to solicit such quotes on each of the two Business Days immediately following a Notice Date; provided , that upon receipt by the Administrative Agent of written consent from the relevant Borrower, the Applicable LIBO Rate Interest Margin for such Borrower will equal the Ceiling and no Pricing Poll shall be required.

" Pricing Poll " shall mean the solicitation of bid quotes by the Administrative Agent on each of the two Business Days immediately following any Notice Date for the relevant Benchmark Bonds from five Eligible Dealers as selected by the relevant Borrower.

" Qualifying Bank " shall mean any Person (a) which is a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 of the United Kingdom (as such section may be amended from time to time) which, for the purposes of Section 349 of said Income and Corporation Taxes Act 1988 (as such section may be amended from time to time), is within the charge to United Kingdom corporation tax with respect to any interest received by it hereunder and is beneficially entitled to any payments made to it; (b) which is a Person carrying on a bona fide banking business who is resident (as such term is defined in an appropriate double taxation treaty) in a country with which the United Kingdom has a double taxation treaty giving residents of that country an exemption from United Kingdom taxation on interest and does not carry on business in the United Kingdom through a permanent establishment with which the indebtedness under this Agreement in respect of which interest is paid is effectively connected and in relation to interest payments made to such person, the Inland Revenue has given permission to make such interest without deduction of tax; or (c) if such Person is not funding its Loans to MBNA Europe out of an Applicable Lending Office in the United Kingdom (or another jurisdiction having an exemption from United Kingdom income tax by treaty), which will submit a duly completed Form FD13 double tax treaty form to the U.S. Internal Revenue Service (or the comparable or other applicable form for its jurisdiction to its jurisdiction's tax authorities) no later than October 15, 2003 seeking exemption from, or reduction of, United Kingdom income tax on interest payable hereunder by MBNA Europe.

" Ratings Review Date " shall mean, with respect to a Borrower, (a) the Closing Date, (b) each anniversary of the Closing Date and (c) any date after the most recent date referred to in (a) or (b) above which shall have been designated in a notice delivered by the Required Lenders to such Borrower not fewer than 90 days prior to such designated date; provided that the Required Lenders shall not deliver such notice more than once a year.

" Ratings Review Letters " shall mean, on any date and with respect to a Borrower, the letters of each of S&P and Moody's that set forth the ratings of the Index Debt of such Borrower by such rating agencies, which letters shall not be dated earlier than 10 days prior to the date of delivery thereof to the Administrative Agent.

" Regulations D, U and X " shall mean, respectively, Regulation D, U and X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

" Reportable Event " shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

" Required Lenders " shall mean, at any time, Lenders having Commitments representing more than 50% in Dollar amount of the Total Commitment or, for purposes of action taken to accelerate the maturity of Loans to any Borrower under Article VII, Lenders holding Loans to such Borrower representing more than 50% of the aggregate principal amount of the Loans to such Borrower outstanding.

" Requirement of Law " as to any Person shall mean the Organization Documents of such Person and any law, treaty, rule, regulation, regulatory guideline or pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

" Responsible Officer " of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

" Restricted Shares " shall mean, with respect to any Borrower, shares of stock of or other ownership interests in such Borrower or any Significant Subsidiary thereof.

" Revolving Credit Borrowing " shall mean a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and Currency made, converted or continued on the same date and, in the case of Eurocurrency Revolving Credit Loans, as to which a single Interest Period is in effect.

" Revolving Credit Loan " shall mean a revolving loan made by a Lender to a Borrower pursuant to Section 2.04. Each Revolving Credit Loan shall be a Eurocurrency Revolving Credit Loan or an ABR Loan.

" Revolving Credit Borrowing Request " shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.

" Risk Adjusted Assets " shall mean, on any date, the amount, for MBNA America Bank and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of "risk-weighted assets", within the meaning given to such term in the Capital Adequacy Guidelines for National Banks published by the OCC (12 C.F.R. Part 3 and Appendices thereto, as in effect on the Closing Date.

" S&P " shall mean Standard and Poor's Ratings Services, a Division of The McGraw-Hill Companies Inc., and its successors.

" SEC " shall mean the Securities and Exchange Commission of the United States of America, or any successor agency charged with the enforcement and administration of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended from time to time.

" Securitization " shall mean the transfer or pledge of assets or interests in assets to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance of instruments or securities that are paid principally from the cash flow derived from such assets or interests in assets.

" Sellers' Retained Interests " shall mean, with respect to a Borrower, the debt or equity interest held by such Borrower or its Subsidiaries in any trust, partnership, corporation or other entity to which credit card receivables or related plan receivables of such Borrower or its Subsidiaries have been transferred in a Securitization, and, for purposes hereof, the amount of the Sellers' Retained Interests at any date shall be the amount that would be reflected on a consolidated balance sheet of such Borrower at such date prepared in accordance with Applicable Accounting Principles.

" Significant Subsidiary " shall mean, with respect to a Borrower, any Subsidiary of such Borrower which, at the time any determination is being made, would constitute a "significant subsidiary" of such Borrower as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission, 17 C.F.R. § 210.1-02, as in effect on the date hereof.

" Spot Mid Swap Rates " shall have the meaning assigned to such term in the definition of "Asset Swap Spread" in this Section 1.01.

" subsidiary " shall mean, with respect to any Person (herein referred to as the " parent "), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, other than in a fiduciary capacity, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

" Subsidiary " shall mean, with respect to a Borrower, any subsidiary of such Borrower; provided , however , that any special purpose subsidiary of MBNA America Bank or any of its subsidiaries organized and operated solely to facilitate or conduct Securitizations which is not a consolidated subsidiary of MBNA America Bank or any of its subsidiaries under Applicable Accounting Principles shall not be deemed to be a Subsidiary hereunder.

" Tangible Net Worth " with respect to any Person at any date shall mean all amounts which would be included as "total equity capital" on a balance sheet of such Person prepared as of such date in accordance with Applicable Accounting Principles less the aggregate amount of Intangibles that would be reflected as assets on such balance sheet.

" TARGET Business Day " shall mean any day that is not (a) a Saturday or Sunday, or (b) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

" Tier 1 Capital " shall mean, on any date, the amount, for MBNA America Bank and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of "Tier 1 capital", within the meaning given to such term in the Capital Adequacy Guidelines for National Banks published by the OCC (12 C.F.R. Part 3 and Appendices thereto, as in effect on the Closing Date.

" Tier 1 Capital to Risk Adjusted Assets Ratio " shall mean, on any date, the ratio of (a) Tier 1 Capital on such date to (b) Risk Adjusted Assets on such date.

" Tier 1 Leverage Ratio " shall mean, on any date, the ratio of (a) Tier 1 Capital on such date to (b) Total Assets on such date.

" Total Assets " shall mean, on any date, the amount, for MBNA America Bank and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of "adjusted total assets", within the meaning given to such term in the Capital Adequacy Guidelines for National Banks published by the OCC (12 C.F.R. Part 3 and Appendices thereto, as in effect on the Closing Date.

" Total Capital " shall mean, on any date, the amount, for MBNA America Bank and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of "total capital", within the meaning given to such term in the Capital Adequacy Guidelines for National Banks published by the OCC (12 C.F.R. Part 3 and Appendices thereto, as in effect on the Closing Date.

" Total Capital to Risk Adjusted Assets Ratio " shall mean, on any date, the ratio of (a) Total Capital on such date to (b) Risk Adjusted Assets on such date.

" Total Commitment " shall mean at any time the aggregate amount of the Commitments, as in effect at such time.

" Type ", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Alternate Base Rate and any fixed rate.

" UK GAAP " shall mean generally accepted accounting principles in England and Wales as in effect from time to time.

" US GAAP " shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

" Withdrawal Liability " shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

SECTION 1.03. Accounting Terms

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Applicable Accounting Principles consistently applied. In the event that any change in Applicable Accounting Principles materially affects any provision of this Agreement, the Administrative Agent, the Lenders and the Borrowers agree that they shall negotiate in good faith in order to amend the affected provisions in such a way as will restore the parties to their respective positions prior to such change, and until such amendment becomes effective the Borrowers' compliance with such provisions shall be determined on the basis of Applicable Accounting Principles as in effect immediately before such change in Applicable Accounting Principles became effective.

SECTION 1.04 Classes, Currencies and Types of Loans

Loans, Borrowings and Commitments hereunder are distinguished by "Class", by "Currency" and by "Type". The "Class" of a Loan, Borrowing or Commitment refers to whether the relevant Loans are Revolving Credit Loans or Competitive Loans. The "Currency" of a Loan refers to the Currency in which such Loan is denominated. The "Type" of a Loan refers to whether such Loan is an ABR Loan, a Eurocurrency Loan or a Fixed Rate Loan, each of which constitutes a Type. Loans may be identified by one or more of their Class, Currency and Type.

SECTION 1.05 EMU

(a) Redenomination of Loans in Pounds Sterling and other Obligations into Euro Units . If the United Kingdom becomes a Participating Member State, each obligation under this Agreement of a party to this Agreement which (A) was originally denominated in Pounds Sterling or (B) would otherwise have been denominated in Pounds Sterling shall be redenominated into the Euro Unit in accordance with EMU Legislation and applicable state law; provided , that if and to the extent that any EMU Legislation provides that amounts denominated in either the Euro or Pounds Sterling that are payable by crediting an account of the creditor within England, may be paid by the debtor in either Euro or Pounds Sterling, each party to this Agreement shall be entitled to pay or repay any such amounts in either the Euro Unit or Pounds Sterling.

(b) Payments .

(i) All payments by any Borrower or any Lender of amounts denominated in the Euro or Pounds Sterling shall be made in freely transferable, cleared funds.

(ii) If the United Kingdom becomes a Participating Member State and subject to Section 1.05(a), all amounts payable by the Administrative Agent to any party under this Agreement in Pounds Sterling shall instead be paid in the Euro.

(iii) The Administrative Agent shall not be liable to any party to this Agreement in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount denominated in the Euro or Pounds Sterling, except to the extent such delay or consequences thereof are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful or intentional misconduct of the Administrative Agent.

(iv) All references herein to the London interbank market with respect to Pounds Sterling shall be deemed a reference to the applicable markets and locations referred to in the definition of "Business Day" in Section 1.01 hereof.

(c) Unavailability of Euro . If the Administrative Agent at any time determines that: (i) the Euro has ceased to be utilized as the basic accounting unit of the European Community, (ii) for reasons affecting the market in Euros generally, Euros are not freely traded between banks internationally, or (iii) it is illegal, impossible or impracticable for payments to be made hereunder in Euros, then the Administrative Agent may in its discretion, after consultation with the Borrowers, declare (such declaration to be binding on all the parties hereto) that any payment made or to be made thereafter which, but for this provision, would have been payable in Euros shall be made in Dollars and the amount to be so paid shall be calculated on the basis of the equivalent of the Euro in Dollars.

(d) Basis of Accrual . If the basis of accrual of interest or fees expressed in this Agreement with respect to Pounds Sterling after the United Kingdom becomes a Participating Member State shall be inconsistent with any convention or practice in the interbank market for the offering of deposits denominated in Pounds Sterling for the basis of accrual of interest or fees in respect of Pounds Sterling subsequent to the United Kingdom becoming a Participating Member State, such convention or practice shall replace such expressed basis effective as of and from the date on which England becomes a Participating Member State; provided , that if any Loan in Pounds Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.

(e) Additional Changes at Administrative Agent's Discretion . This Section and other provisions of this Agreement relating to Euros and Pounds Sterling shall be subject to such further changes as the Administrative Agent may from time to time in its reasonable discretion, after consultation with the Borrowers, specify to the other parties hereto as necessary or appropriate to reflect any changeover to or operation of the Euro in Participating Member States.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments .

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Credit Loans to any Borrower in Dollars, and to make Eurocurrency Revolving Credit Loans to MBNA Europe in any Agreed Alternative Currency, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date or the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount (as to all Borrowers) at any time outstanding not to exceed such Lender's Commitment minus the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Commitment pursuant to Section 2.17; provided , however , that:

(i) after giving effect to repayments being made on the same day, at no time shall the outstanding aggregate principal amount of all Loans exceed the Total Commitment, calculated in accordance with Section 2.01(b);

(ii) at all times the outstanding aggregate principal amount of all Revolving Credit Loans made by each Lender shall equal the product of (A) the percentage which its Commitment represents of the Total Commitment times (B) the outstanding aggregate principal amount of all Revolving Credit Loans made pursuant to Section 2.04 (plus, if applicable, the amount of any Revolving Credit Loans which would be outstanding had a Lender not defaulted in its obligation to make such Loans hereunder);

(iii) at no time shall the outstanding aggregate principal amount of all Loans made to the Parent exceed the Parent Borrowing Limit; and

(iv) no Revolving Credit Loan denominated in an Agreed Alternative Currency may be outstanding as an ABR Loan.
Each Lender's initial Commitment is set forth opposite its respective name in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto. Such Commitments may be terminated, reduced or increased from time to time pursuant to Sections 2.11, 2.12 and 9.04(b).

(b) For purposes of determining whether the amount of any Borrowing, together with all other Loans then outstanding, would exceed the Total Commitment (including for all purposes of Section 2.01(a)), the amount of any Loan outstanding that is denominated in an Agreed Alternative Currency shall be deemed to be the Dollar Equivalent (determined as of the date of such Borrowing) of the amount in the Agreed Alternative Currency of such Loan. For purposes of determining the unused portion of the Commitments under Section 2.11(b) hereof, the amount of any Loan outstanding that is denominated in an Agreed Alternative Currency shall be deemed to be the Dollar Equivalent (determined as of the date of determination of the unused portion of the Commitments) of the amount in the Agreed Alternative Currency of such Loan.

(c) Within the foregoing limits, each Borrower may borrow, pay or prepay and reborrow hereunder, on and after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

(d) The Loans of each Type and Currency made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type and Currency.

SECTION 2.02. Loans

(a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided , however , that the failure of any Lender to make any Revolving Credit Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Revolving Credit Loans or Competitive Loans comprising any Borrowing denominated in Dollars shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000. The Dollar Equivalent of the Revolving Credit Loans or Competitive Loans comprising any Borrowing denominated in an Agreed Alternative Currency shall be an aggregate principal amount which is not less than $5,000,000.

(b) Each Competitive Borrowing shall be comprised of Eurocurrency Competitive Loans or Fixed Rate Loans, and each Revolving Credit Borrowing shall be comprised of Eurocurrency Revolving Credit Loans or ABR Loans, as any Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each of MBNA America Bank and the Parent may request Borrowings only in Dollars, and MBNA Europe may request Borrowings in Dollars or any Agreed Alternative Currency. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time and may be requested and effective on the same day; provided , however , that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than 30 separate Eurocurrency Revolving Credit Loans of any Lender to all Borrowers being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods regardless of whether they commence or end on the same date, shall be considered separate Loans.

(c) Subject to Section 2.05 and paragraph (d) below, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds for account of the relevant Borrower to the Administrative Agent, at the Administrative Agent's Account for the Currency in which such Loan is denominated, not later than 12:00 noon Local Time, and the Administrative Agent shall by 1:00 p.m. Local Time credit or wire transfer the amounts so received to an account of such Borrower as specified in the relevant notice of Borrowing or to such other account as such Borrower may designate or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted and Revolving Credit Loans shall be made by the Lenders pro rata in accordance with Section 2.17. Unless the Administrative Agent shall have received notice from a Lender prior to the date (or, in the case of ABR Borrowings, on the date) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. The Administrative Agent, after receiving knowledge of such Lender's failure to make such portion available to the Administrative Agent, shall promptly provide notice of such to such Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount with such interest, such amount shall constitute such Lender's Loan as part of such Borrowing (from the date such Loan was made by the Administrative Agent on behalf of such Lender to such Borrower) for purposes of this Agreement.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Competitive Bid Procedure

(a) In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1, to be received by the Administrative Agent (i) in the case of a Eurocurrency Competitive Borrowing in any Currency, or Fixed Rate Borrowings in any Currency other than Dollars, not later than 11:00 a.m. Local Time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing in Dollars, not later than 10:00 a.m. Local Time, one Business Day before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify such requesting Borrower of such rejection by facsimile. Such request shall in each case refer to this Agreement and specify (A) whether the Borrowing then being requested is to be a Eurocurrency Competitive Borrowing or a Fixed Rate Borrowing, (B) the Currency and date of such Borrowing (which shall be a Business Day) and the aggregate principal amount (in such Currency) thereof which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 (or, if such Borrowing is denominated in an Agreed Alternative Currency, the Dollar Equivalent of such Borrowing shall be in a minimum principal amount of $5,000,000), and (C) the Interest Period with respect thereto. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit A-2) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to such Competitive Bid Request.

(b) Each Lender may, in its sole discretion, make one or more Competitive Bids to a requesting Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit A-3, (i) in the case of a Eurocurrency Competitive Borrowing in any Currency or Fixed Rate Borrowings in any Currency other than Dollars, not later than 9:30 a.m. Local Time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing in Dollars, not later than 9:30 a.m. Local Time, on the day of a proposed Competitive Borrowing. Multiple Competitive Bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, such Borrower, and the Administrative Agent shall notify the Lender making such nonconforming Competitive Bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (A) the name of such requesting Borrower, (B) the principal amount, stated in the requested Currency, which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 (or, if such Borrowing is denominated in an Agreed Alternative Currency, the Dollar Equivalent of such Borrowing shall be in a minimum principal amount of $5,000,000), and which may equal the entire principal amount of the Competitive Borrowing requested by such Borrower of the Competitive Loan or Loans that the applicable Lender is willing to make to such Borrower, (C) the Competitive Bid Rate or Rates at which such Lender is prepared to make the Competitive Loan or Loans and (D) the Interest Period and the last day thereof. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

(c) The Administrative Agent shall promptly (but in no event later than 10:00 a.m. Local Time on the day received) notify a requesting Borrower by telecopier of all the Competitive Bids made in accordance with paragraph (b) above, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each Competitive Bid. The Administrative Agent shall send a copy of all Competitive Bids to such Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

(d) A requesting Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. Such Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter in the form of Exhibit A-4, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in paragraph (c) above, (i) in the case of a Eurocurrency Competitive Borrowing in any Currency or Fixed Rate Borrowings in any Currency other than Dollars, not later than 11:00 a.m. Local Time, three Business Days before a proposed Competitive Borrowing, and (iii) in the case of a Fixed Rate Borrowing in Dollars, not later than 11:00 a.m. Local Time, on the day of a proposed Competitive Borrowing; provided , however , that (A) the failure by such Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in paragraph (c) above, (B) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (C) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the related Competitive Bid Request, (D) if such Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted by such Borrower to exceed the amount specified in the related Competitive Bid Request, then such Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount specified in the related Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such related Competitive Bid Request, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (E) except pursuant to clause (D) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000 (or, if such Competitive Loan is denominated in an Agreed Alternative Currency, the Dollar Equivalent of such Competitive Loan shall be in a minimum principal amount of $5,000,000); provided further , however , that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (D) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof (or, if such Competitive Loan is denominated in an Agreed Alternative Currency, the Dollar Equivalent of such Competitive Loan may be for a minimum of $1,000,000), and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (D) the amounts shall be rounded to integral multiples of $1,000,000 (or, if such Competitive Bids are denominated in an Agreed Alternative Currency, to the Dollar Equivalent of integral multiples of $1,000,000) in a manner which shall be in the discretion of such Borrower. A notice given by such Borrower pursuant to this paragraph (d) shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the requesting Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) above.

(g) All notices required by this Section 2.03 shall be given in accordance with Section 9.01.

SECTION 2.04. Revolving Credit Borrowing Procedure

In order to request a Revolving Credit Borrowing, a Borrower shall hand deliver or telecopy a Revolving Credit Borrowing Request to the Administrative Agent in the form of Exhibit A-5 (a) in the case of a Eurocurrency Revolving Credit Borrowing in Dollars, not later than 10:30 a.m. New York time, three Business Days before a proposed Revolving Credit Borrowing, (b) in the case of a Eurocurrency Revolving Credit Borrowing by MBNA Europe in an Agreed Alternative Currency, not later than 10:30 a.m. New York time, four Business Days before a proposed Revolving Credit Borrowing and (c) in the case of an ABR Borrowing, not later than 10:00 a.m. New York time, on the day of a proposed Revolving Credit Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Revolving Credit Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurocurrency Revolving Credit Borrowing or an ABR Borrowing; (ii) the Currency of such Borrowing; (iii) the date of such Revolving Credit Borrowing (which shall be a Business Day) and the amount thereof; and (iv) if such Borrowing is to be a Eurocurrency Revolving Credit Borrowing, the Interest Period with respect thereto. If no election as to the Type of Revolving Credit Borrowing is specified in any such notice, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Revolving Credit Borrowing is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender's portion of the requested Borrowing.

SECTION 2.05. Conversion and Continuation of Revolving Credit Borrowings

A Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 11:00 a.m., New York time, on the Business Day of such conversion, to convert any Borrowing consisting of Eurocurrency Revolving Credit Loans denominated in Dollars into a Borrowing consisting of ABR Loans, (b) not later than 10:30 a.m., New York time, three Business Days prior to conversion or continuation, to convert any Revolving Credit Borrowing consisting of ABR Loans into a Borrowing consisting of Eurocurrency Revolving Credit Loans or to continue, on the last day of the Interest Period applicable thereto, any Borrowing consisting of Eurocurrency Revolving Credit Loans for an additional Interest Period and (c) not later than 10:30 a.m., New York time, three Business Days prior to conversion, to convert the Interest Period with respect to any Borrowing consisting of Eurocurrency Revolving Credit Loans to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be an integral multiple of $1,000,000 and not less than $5,000,000 (or, if such Borrowing is denominated in an Agreed Alternative Currency, the Dollar Equivalent of such Borrowing shall be not less than $5,000,000);

(iii) accrued interest on a Loan (or portion thereof) being converted shall be paid by such Borrower at the time of conversion;

(iv) if any Borrowing consisting of Eurocurrency Revolving Credit Loans is converted at a time other than the end of the Interest Period applicable thereto, such Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16 as a result of such conversion;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Borrowing consisting of Eurocurrency Revolving Credit Loans;

(vi) any portion of a Borrowing consisting of Eurocurrency Revolving Credit Loans denominated in Dollars which cannot be continued as such by reason of clause (v) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into a Revolving Credit Borrowing consisting of ABR Loans;

(vii) any converted or continued Borrowing shall be converted or continued in the same Currency; and

(viii) at any time when there shall have occurred and be continuing any Default, no Borrowing may be converted into or continued as a Eurocurrency Revolving Credit Borrowing, except for Borrowings denominated in Agreed Alternative Currencies having an Interest Period not exceeding one month's duration.

Each notice pursuant to this Section 2.05 shall be irrevocable and shall refer to this Agreement and specify (A) the identity and amount of the Revolving Credit Borrowing that such Borrower requests be converted or continued, (B) whether such Borrowing is to be converted to or continued as a Borrowing consisting of Eurocurrency Revolving Credit Loans or ABR Loans, (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (D) if such Borrowing is to be converted to or continued as a Borrowing consisting of Eurocurrency Revolving Credit Loans, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Borrowing consisting of Eurocurrency Revolving Credit Loans, such Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.05 and of each Lender's portion of any converted or continued Borrowing. If such Borrower shall not have given notice in accordance with this Section 2.05 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.05 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing, provided that if such Borrowing consists of Eurocurrency Revolving Credit Loans denominated in an Agreed Alternative Currency then such Borrowing shall automatically be continued as a Borrowing consisting of Eurocurrency Revolving Credit Loans having an Interest Period equal to the lesser of (A) the duration of the immediately preceding Interest Period of the Borrowing to be continued and (B) one month's duration.

SECTION 2.06. Fees .

(a) The Borrowers agree to pay to the Administrative Agent for account of each Lender, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a " Facility Fee "), at a rate per annum equal to the Applicable Facility Fee Percentage for MBNA America Bank from time to time in effect on the average daily amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or other period commencing on the Closing Date or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated); provided that, notwithstanding the foregoing, for the portion of the Facility Fee payable on the Commitments, whether used or unused, available to the Parent, the Applicable Facility Fee Percentage for such portion shall be based on the Index Debt rating of the Parent. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the earlier of the Maturity Date and the date of termination of the Commitment of such Lender as provided herein.

(b) The Borrowers agree to pay the Administrative Agent, for its own account, administrative agent and administrative fees (the " Administrative Agent Fees ") at the times and in the amounts agreed upon in the letter agreement dated July 11, 2003 between the Borrowers and the Administrative Agent.

(c) All Fees shall be paid on the dates due in Dollars and in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable.

SECTION 2.07. Repayment of Loans; Evidence of Debt .

(a) The outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable to such Loan, and the outstanding principal balance of each Revolving Credit Loan shall be payable on the Maturity Date. Each Competitive Loan and each Revolving Credit Loan shall bear interest from and including the date of the Borrowing of which such Loan is part on the outstanding principal balance thereof, as set forth in Section 2.08.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Currency and Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided , however , that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the Loans made to such Borrower in accordance with their terms.

SECTION 2.08. Interest on Loans .

(a) Subject to the provisions of Section 2.09, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurocurrency Revolving Credit Loan, (a) the LIBO Rate for the Interest Period in effect for such Borrowing plus (b) the Applicable LIBO Rate Interest Margin applicable to Eurocurrency Revolving Credit Loans from time to time in effect and (ii) in the case of each Eurocurrency Competitive Loan, (a) the LIBO Rate for the Interest Period in effect for such Borrowing plus (b) the Margin (which may be negative) offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03. Interest on each Eurocurrency Borrowing shall be payable on each applicable Interest Payment Date except as otherwise provided in this Agreement. The LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrowers and each Lender of such determination.

(b) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to (i) the Alternate Base Rate plus (ii) the Applicable ABR Interest Margin. Interest on each ABR Borrowing shall be payable on each applicable Interest Payment Date except as otherwise provided in this Agreement. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrowers and each Lender of such determination.

(c) Subject to the provisions of Section 2.09, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03. Interest on each Fixed Rate Loan shall be payable in arrears on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

(d) The Administrative Agent will deliver promptly, and in no event later than the end of the day two Business Days after any Notice Date, a notice to the appropriate Borrower and each Lender setting forth the Prices from each Eligible Dealer that were used in determining the Asset Swap Spreads, the two daily Asset Swap Spreads, the Average Asset Swap Spread, the Spot Mid Swap Rates (if applicable) and the Applicable LIBO Rate Interest Margin (in the form of Exhibit A-6 hereto) or the Applicable Base Rate Interest Margin applicable to the relevant Loan for the relevant Interest Period.

SECTION 2.09. Default Interest

If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether at scheduled maturity, by notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.08 and (ii) in the case of interest on any Loan or any other amount, 2% plus the rate applicable to Loans comprising ABR Borrowings as provided in Section 2.08(b) .

SECTION 2.10. Alternate Rate of Interest

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have reasonably determined that the relevant deposits in the principal amounts or relevant Currencies of the Eurocurrency Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining their Eurocurrency Loans during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopied notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any request by any Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent and (b) any request by any Borrower for a Eurocurrency Revolving Credit Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing; provided , however , that any request for such a Eurocurrency Revolving Credit Borrowing may be revoked by the requesting Borrower, as soon as is practicable after receiving the aforementioned notice from the Administrative Agent but in any event prior to the requested borrowing date. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.11. Termination, Reduction and Extension of Commitments .

(a) The Commitments shall be automatically and permanently terminated on the Maturity Date.

(b) Upon at least three Business Days' prior irrevocable written or telecopied notice to the Administrative Agent (which shall promptly notify each Lender thereof), the Borrowers, acting jointly, may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided , however , that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Competitive Loans and the Revolving Credit Loans.

(c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

(d) Notwithstanding anything to the contrary in Section 2.17, the Borrowers, acting jointly, shall have the right at any time or from time to time, so long as no Default has occurred and is continuing, (i) to terminate the Commitment of a Lender or (ii) to partially reduce the Commitment of a Lender; provided that (A) immediately after giving effect to any such termination or partial reduction, the Total Commitment shall not be less than $2,000,000,000 at any time, (B) immediately after giving effect to any such termination or partial reduction, no Lender shall hold a Commitment in an aggregate amount exceeding 20% of the aggregate amount of Commitments, (C) the Borrowers shall give the Administrative Agent and the Lenders at least 30 days' prior written notice of each such termination or partial reduction and (D) each such partial reduction of a Lender's Commitment shall be in an integral multiple of $1,000,000 and not less than $10,000,000. On the effective date of such termination or partial reduction, the Borrowers shall pay to the Administrative Agent, for the account of such Lender, in immediately available funds, an amount equal to (in the case of a termination) the aggregate outstanding principal of and interest on its Loans, or (in the case of a partial reduction) the aggregate outstanding principal of and interest on the amount by which the Loans are so reduced, and any and all other amounts owing to such Lender hereunder. Without prejudice to the survival of any of the agreements of the Borrowers hereunder, the agreements of the Borrowers contained in Sections 2.14, 2.20, 2.22, 9.05 and 9.16 (without duplication of any payments made to a Lender whose Commitment has been terminated by the Borrowers pursuant to this Section 2.11(d)) shall survive for the benefit of each Lender under this Section 2.11(d) with respect to the time prior to such termination.

(e) Extension of Commitments .

(i) The Borrowers may request, in a notice given as herein provided to the Administrative Agent and each of the Lenders at any time prior to the Maturity Date then in effect (the " Existing Maturity Date ") ( provided , that the Borrowers may make only one such request in any calendar year), that the Existing Maturity Date be extended for an additional one year, which notice shall specify a date (which shall be not fewer than 60 and not more than 90 days after the date of such notice) as of which the requested extension is to be effective (the " Effective Date "), and the new Maturity Date (which shall be the date one year after the Existing Maturity Date) to be in effect following such extension (the " Requested Maturity Date "). Each Lender, acting in its sole discretion, shall, not later than a date 30 days prior to the Effective Date, notify the Borrowers and the Administrative Agent of its election to extend or not to extend the Existing Maturity Date with respect to its Commitment. Any Lender which shall not timely notify the Borrowers and the Administrative Agent of its election to extend the Existing Maturity Date shall be deemed to have elected not to extend the Existing Maturity Date with respect to its Commitment (any Lender who timely notifies the Borrowers and the Administrative Agent of an election not to extend its Commitment and any Lender so deemed to have elected not to extend its Commitment being referred to as a " Terminating Lender "). The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(ii) If and only if Lenders holding Commitments that aggregate at least 66-2/3% of the aggregate amount of the Commitments on the Effective Date (including Commitments of all Terminating Lenders on such date) shall have agreed to extend the Existing Maturity Date, then, effective as of the Effective Date, (A) the Commitments of the Lenders other than Terminating Lenders (the " Continuing Lenders ") shall, subject to the other provisions of this Agreement, be extended to the Requested Maturity Date specified in the notice from the Borrowers, and as to such Lenders the term "Maturity Date" as used herein shall on and after the Effective Date mean such Requested Maturity Date; provided that if such date is not a Business Day, then such Requested Maturity Date shall be the next preceding Business Day and (B) the Commitments of the Terminating Lenders shall continue until the Existing Maturity Date, and shall then terminate, and as to the Terminating Lenders, the term "Maturity Date", as used herein, shall continue to mean such Existing Maturity Date; provided , however , that notwithstanding the foregoing, the extension of the Existing Maturity Date shall not be effective with respect to any Lender unless:

(A) no Default shall have occurred and be continuing on the date of the notice requesting such extension or on the Effective Date; and

(B) each of the representations and warranties set forth in Article III (except the representations set forth in Section 3.05(b) or 3.14) shall be true and correct in all material respects on and as of each of the date of the notice requesting such extension and the Effective Date with the same effect as though made on and as of each date, except to the extent such representations and warranties expressly relate to an earlier date.

(f) In the event that the Existing Maturity Date shall have been extended for the Continuing Lenders in accordance with Section 2.11(e) and, in connection with such extension, there are Terminating Lenders, the Borrowers may, at their own expense, require any Terminating Lender to transfer and assign in whole or in part, without recourse (in accordance with Section 9.04) all or part of its interests, rights and obligations under this Agreement to an assignee (which assignee may be another Lender, if another Lender accepts such assignment) that shall assume such assigned obligations and that shall agree that its Commitment will expire on the Maturity Date in effect for Continuing Lenders pursuant to Section 2.11(e); provided , however , that (i) the Borrowers shall have received a written consent of the Administrative Agent in the case of an assignee that is not a Lender, which consent shall not unreasonably be withheld, and (ii) the assigning Lender shall have received from the applicable Borrower(s) or such assignee full payment in immediately available funds of the principal of and interest accrued to the date of such payment on the Loans made by it hereunder to such Borrower(s) to the extent that such Loans are subject to such assignment and all other amounts owed to it hereunder. Any such assignee's initial Maturity Date shall be the Maturity Date in effect at the time of such assignment for the Continuing Lenders. The Borrowers shall not have any right to require a Lender to assign any part of its interests, rights and obligations under this Agreement pursuant to this paragraph (f) unless they have notified such Lender of their intention to require the assignment thereof at least ten days prior to the proposed assignment date.

SECTION 2.12. Increases in Commitments .

(a) The Borrowers, acting jointly, shall have the right at any time to increase the Total Commitment to an amount not to exceed $3,000,000,000 by causing one or more banks or other financial institutions, which may include any Lender already party to this Agreement, to become a "Lender" party to this Agreement or (in the case of any Lender already party to this Agreement) to increase the amount of such Lender's Commitment; provided that (i) the addition of any bank or other financial institution to this Agreement that is not already a Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and (ii) the Commitment of any bank or other financial institution becoming a "Lender" party to this Agreement, and any increase in the amount of the Commitment of any Lender already party to this Agreement, shall be in an amount equal to an integral multiple of $1,000,000 and not less than $10,000,000.

(b) Any increase in the Total Commitment pursuant to Section 2.12(a) shall be effective only upon the execution and delivery to the Borrowers and the Administrative Agent of a commitment increase letter in substantially the form of Exhibit D hereto (a " Commitment Increase Letter "), which Commitment Increase Letter shall be delivered to the Administrative Agent not less than five Business Days prior to the Commitment Increase Date and shall specify (i) the amount of the Commitment of any bank or other financial institution becoming a "Lender" party to this Agreement or of any increase in the amount of the Commitment of any Lender already party to this Agreement, (ii) the date such increase is to become effective (the " Commitment Increase Date ") and (iii) the amount, subject to Section 2.12(c)(v), by which the Borrowers propose to increase the Parent Borrowing Limit.

(c) Any increase in the Total Commitment pursuant to this Section 2.12 shall not be effective unless:

(i) no Default shall have occurred and be continuing on the Commitment Increase Date;

(ii) each of the representations and warranties made by the Borrowers in Article III shall be true and correct in all material respects on and as of the Commitment Increase Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) no notice of a Revolving Credit Borrowing affected by such increase in the Total Commitment shall have been given, in each case, on and as of such Commitment Increase Date;

(iv) such increase in the Total Commitment does not cause any Lender to hold a Commitment in an aggregate amount exceeding 20% of the Total Commitment;

(v) immediately after giving effect to such increase, the Parent Borrowing Limit shall have been increased by no more than its proportionate amount; and

(vi) the Administrative Agent shall have received each of (A) a certificate of the corporate secretary or assistant secretary of each of the Borrowers as to the taking of any corporate action necessary in connection with such increase and evidence of incumbency, including specimen signatures, of officers and (B) if requested by the Administrative Agent or the Required Lenders, an opinion or opinions of counsel to the Borrowers as to their corporate power and authority to borrow hereunder after giving effect to such increase and such other matters relating thereto as the Administrative Agent and its counsel may reasonably request.

Each notice requesting an increase in the Total Commitment pursuant to this Section 2.12 shall constitute a certification to the effect set forth in clauses (i) and (ii) of the preceding sentence.

(d) No Lender shall at any time be required to agree to a request of the Borrowers to increase its Commitment or obligations hereunder.

SECTION 2.13. Prepayment .

(a) Each Borrower shall have the right at any time and from time to time to prepay any Revolving Credit Borrowing made by such Borrower, in whole or in part, upon giving written or telecopied notice (or telephonic notice promptly confirmed by written or telecopied notice) to the Administrative Agent (which shall promptly notify each Lender thereof): (i) before 10:30 a.m., New York time, three Business Days prior to prepayment, in the case of Eurocurrency Revolving Credit Loans; and (ii) before 10:00 a.m., New York time, one Business Day prior to prepayment in the case of ABR Loans; provided , however , that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if such prepayment is with respect to a Borrowing denominated in an Agreed Alternative Currency, the Dollar Equivalent of such prepayment shall be not less than $5,000,000). The Borrowers shall not have the right to prepay any Competitive Borrowing without the consent of the relevant Lender.

(b) On the date of any termination or reduction of the Commitments pursuant to Section 2.11, the Borrowers shall pay or prepay so much of the Revolving Credit Borrowings as shall be necessary in order that the aggregate principal amount of the Competitive Loans and Revolving Credit Loans outstanding will not exceed the Total Commitment after giving effect to such termination or reduction.

(c) Each notice of prepayment shall specify the prepayment date (which shall be a Business Day), principal amount, Type, Currency and Class of each Borrowing (or portion thereof) to be prepaid and the identity of the applicable Borrower, shall be irrevocable and shall commit such applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.13 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(d) Currency Valuation . On each Currency Valuation Date (as defined below), the Administrative Agent shall determine the sum of the aggregate outstanding principal amount of all Loans denominated in Agreed Alternative Currencies. For purposes of this determination, the outstanding principal amount of any Loan that is denominated in any Agreed Alternative Currency shall be deemed to be the Dollar Equivalent of the amount in the Agreed Alternative Currency of such Loan, determined as of such Currency Valuation Date. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and MBNA Europe thereof. If, on the date of such determination, the aggregate outstanding principal amount of all Loans exceeds 105% of the Total Commitment as then in effect, the Borrowers shall, if requested by any Lender (through the Administrative Agent), prepay outstanding Loans (ratably in accordance with the then outstanding aggregate principal amounts thereof) in such amounts as shall be necessary so that after giving effect thereto the aggregate outstanding principal amount of all Loans (determined as aforesaid) does not exceed the Total Commitment. Any such payment shall be accompanied by accrued interest thereon as provided in Section 2.08 and by any amounts payable under Section 2.16.

For purposes of this Section 2.13(d), " Currency Valuation Date " means, for any Borrowing of Loans denominated in Agreed Alternative Currencies, (i) with respect to each Interest Period having an initial duration of three months or less, the last day of such Interest Period and (ii) with respect to each Interest Period having an initial duration of more than three months, each date which occurs at intervals of three months after the first day of such Interest Period (or, if any such date is not a Business Day, the immediately preceding Business Day).

SECTION 2.14. Reserve Requirements; Change in Circumstances .

(a) If any Lender shall give notice to the Administrative Agent and the Borrowers at any time to the effect that Eurocurrency Reserve Requirements are, or are scheduled to become, effective and that such Lender is or will be generally subject to such Eurocurrency Reserve Requirements as a result of which such Lender will incur additional costs, then such Lender shall, for each day from the later of the date of such notice and the date on which such Eurocurrency Reserve Requirements become effective, be entitled to additional interest on each Eurocurrency Loan made by it to any Borrower (other than MBNA Europe) at a rate per annum determined for such day (rounded upward to the nearest 100 th of 1%) equal to the remainder obtained by subtracting (i) the LIBO Rate for such Eurocurrency Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the then-applicable Eurocurrency Reserve Requirements. Such additional interest will be payable in arrears by such Borrower to the Administrative Agent, for the account of such Lender, on each Interest Payment Date relating to such Eurocurrency Loan and on any other date when interest is required to be paid hereunder with respect to such Loan. Any Lender which gives a notice under this paragraph (a) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and such Borrower) in the event Eurocurrency Reserve Requirements cease to apply to it or the circumstances giving rise to such notice otherwise cease to exist.

(b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (including the introduction of, changeover to or operation of the Euro in a Participating Member State) shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except for any such reserve requirement which is included in Eurocurrency Reserve Requirements covered by paragraph (a) of this Section), or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurocurrency Loan or Fixed Rate Loan or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender), or shall result in the imposition on any Lender or any applicable interbank market of any other condition affecting this Agreement, such Lender's Commitment or any Eurocurrency Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to Eurocurrency Loans or Fixed Rate Loans (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then such additional amount or amounts as will compensate such Lender for such additional costs or reduction will be paid by each applicable Borrower to such Lender upon demand. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if the change giving rise to such request was applicable to such Lender at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made.

(c) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or promulgated after the date hereof by any such Governmental Authority (including in connection with the Euro and EMU) has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to any Borrower pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then such Borrower shall pay to such Lender upon such Lender's request such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered, using such method of calculation as is used by such Lender with respect to similarly situated borrowers.

(d) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.14, it shall promptly notify the relevant Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate of a Lender, delivered through the Administrative Agent, setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (b) or (c) above, as the case may be, and, in reasonable detail, the method by which such amount or amounts shall have been determined, shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.

(e) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period; provided that such demand occurs within 90 days after such Lender has notified the relevant Borrower of any event, which notification shall have occurred within 90 days of the date on which it first knows (or in the exercise of reasonable diligence should have known) of such event that will give rise to a compensation claim. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

SECTION 2.15. Change in Legality; Agreed Alternative Currencies .

(a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan in any Currency or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan in any Currency, then, by written notice to each affected Borrower and to the Administrative Agent, such Lender may:

(i) declare that Eurocurrency Loans in such Currency will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurocurrency Competitive Loans in such Currency and any request by a Borrower for a Eurocurrency Revolving Credit Borrowing shall be treated in accordance with the provisions of Section 2.15(d), unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurocurrency Loans in such Currency made by it shall be repaid (except that if such Eurocurrency Loan is denominated in Dollars, such Loan shall be converted automatically to an ABR Loan in Dollars as of the effective date of such notice as provided in paragraph (b) below).
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b) For purposes of this Section 2.15, a notice to an affected Borrower by any Lender shall be effective as to each Eurocurrency Loan made to such Borrower, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by such Borrower.

(c) Notwithstanding any other provision of this Agreement, if with respect to any Loan to MBNA Europe, the Required Lenders determine, which determination shall be conclusive, and notify the Administrative Agent that such event shall require one or more Lenders to perform obligations that have become incapable of performance or the performance of which is fundamentally different in character than the nature of performance contemplated at the time of the execution and delivery of this Agreement, then no Lender shall thereafter be obligated to make any Loan available in an Agreed Alternative Currency included in or converted into the Euro.

(d) In the event any Lender shall exercise its rights under Section 2.15(a) with respect to Eurocurrency Loans in Dollars, then, unless and until such Lender gives notice as provided below that the circumstances specified in this Section that gave rise to such declaration no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), all Loans that would otherwise be made by such Lender as Eurocurrency Loans in Dollars shall be made instead as ABR Loans. In the event any Lender shall exercise its rights under Section 2.15(a) with respect to Loans denominated in any Agreed Alternative Currency, then, unless and until such Lender gives notice as provided below that the circumstances specified in this Section that gave rise to such declaration no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), all Loans that would otherwise be made by such Lender as Eurocurrency Loans in such Agreed Alternative Currency shall, except as provided in the immediately preceding sentence, be made instead as Eurocurrency Loans denominated in Dollars.

SECTION 2.16. Indemnity

Each Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by such Borrower to fulfill on the date of any Borrowing by such Borrower hereunder the applicable conditions set forth in Article IV, (b) any failure by such Borrower to borrow or to convert or continue any Loan hereunder after irrevocable notice of such Borrowing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.05, (c) any payment, prepayment or conversion of a Eurocurrency Loan or Fixed Rate Loan made to such Borrower required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan made to such Borrower or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether at scheduled maturity, by acceleration, irrevocable notice of prepayment or otherwise), or (e) any transfer or assignment pursuant to Section 2.11(e) or 2.21(b), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan or Fixed Rate Loan. Such loss or expense shall exclude any loss of margin hereunder, but shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued or transferred or assigned (assumed to be the LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow, convert or continue or transfer or assignment to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section and, in reasonable detail, the method by which such amount or amounts shall have been determined, shall be delivered to such Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment .

(a) Except as required under Sections 2.11(d) and 2.15, each Revolving Credit Borrowing, each payment or prepayment of principal of any Revolving Credit Borrowing, each payment of interest on the Revolving Credit Loans, each payment of Facility Fees, each reduction of the Commitments and each conversion or continuation of any Borrowing with a Revolving Credit Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Credit Loans). Except as otherwise provided in Section 2.15(d), Eurocurrency Loans denominated in the same Currency and having the same Interest Period shall be allocated among the Lenders pro rata according to the amounts of their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Credit Loans).

(b) Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments.

(c) Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs

Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against a Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (except pursuant to Section 2.11(e), 2.21(b) or 9.04), obtain payment (voluntary or involuntary) in respect of any Revolving Credit Loan or Loans made to such Borrower as a result of which the unpaid principal portion of its Revolving Credit Loans made to such Borrower shall be proportionately less than the unpaid principal portion of the Revolving Credit Loans made to such Borrower of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Credit Loans made to such Borrower of such other Lender, so that the aggregate unpaid principal amount of the Revolving Credit Loans made to such Borrower and participations in such Revolving Credit Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Loans made to such Borrower then outstanding as the principal amount prior to such exercise of banker's lien, setoff or counterclaim or other event of its Revolving Credit Loans made to such Borrower was to the principal amount of all Revolving Credit Loans made to such Borrower outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided , however , that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Credit Loan made to such Borrower and deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Revolving Credit Loan directly to such Borrower in the amount of such participation.

SECTION 2.19. Payments .

(a) Except to the extent otherwise provided herein, each Borrower shall make all payments (including principal of and interest on any Loan, any Fees and all other amounts to be paid by such Borrower) hereunder and under any other Loan Document in the Currency in which such Loan or other amount is denominated, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the Administrative Agent's Account for the Currency in which such Loan or other amount is denominated, not later than 12:00 (noon) Local Time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). All amounts owing under this Agreement (other than principal of and interest on Loans denominated in an Agreed Alternative Currency) are denominated and payable in Dollars.

(b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Each payment received by the Administrative Agent under this Agreement or any other Loan Document for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in like Currency and immediately available funds, for account of such Lender's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

SECTION 2.20. Taxes .

(a) Any and all payments by each Borrower hereunder shall be made, in accordance with Section 2.19, free and clear of and without deduction or liability for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a " Transferee ")) as a result of a present, former or future connection between the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein and the Administrative Agent or the Lender or Transferee (other than a connection resulting from or attributable to such Administrative Agent or Lender or Transferee having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Documents) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, " Taxes "). If a Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, or any Lender, Transferee or the Administrative Agent shall be required to pay such Taxes, (i) the sum payable shall be increased by the amount (an " additional amount ") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (" Other Taxes ").

(c) Each Borrower will indemnify each Lender (or Transferee), unless such Lender (or Transferee) has notified each Borrower that it has elected at its sole option to waive its right to such indemnity in such instance, and the Administrative Agent on an after-tax basis for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto (except in the case of gross negligence or willful misconduct of such Lender (or Transferee) or the Administrative Agent), whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender (or Transferee), or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date such Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor.

(d) If a Borrower determines in good faith that a reasonable basis exists for contesting a Tax as to which such Borrower has made an indemnification payment hereunder, the relevant Lender (or Transferee) (if it has been indemnified hereunder in respect of such Tax), or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such Tax in such Borrower's name at such Borrower's expense if requested by such Borrower. If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which a Borrower has paid additional amounts, pursuant to this Section 2.20, it shall promptly notify such Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by such Borrower, make a claim to such Governmental Authority for such refund at such Borrower's expense. If a Lender (or Transferee) or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.20, it shall within 30 days from the date of such receipt pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided , however , that such Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund to such Governmental Authority.

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes by a Borrower to the relevant Governmental Authority, such Borrower will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a " Non-U.S. Lender ") shall deliver to the Borrowers and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN, Form W-8ECI or applicable successor form, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not, to the best of its knowledge, subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities laws or other legal requirements), is not a 10-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 881(c)(3)(C) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, withholding of U.S. Federal tax on payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a " New Lending Office "). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.20(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(g) that such Non-U.S. Lender is not legally able to deliver.

(h) Each Lender represents to MBNA Europe and the Administrative Agent that it or its Applicable Lending Office that funds Loans to MBNA Europe is a Qualifying Bank, and shall forthwith notify the Borrowers and the Administrative Agent if such representation ceases to be correct.

(i) A Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided , however , that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of a Borrower; and provided further , however , that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

(j) Nothing contained in this Section 2.20 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

(k) Each Lender (or Transferee) represents and agrees that, at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the regulations thereunder) with respect to any borrowings hereunder unless the Borrowers have consented to such arrangement prior thereto.

SECTION 2.21. Duty To Mitigate; Assignment of Commitments Under Certain Circumstances .

(a) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.14 or Section 2.20 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by a relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or a Borrower shall be required to make additional payments to any Lender under Section 2.20 (any such Lender being herein called a " Subject Lender "), the Borrowers, upon three Business Days' notice, may (jointly but not severally), at their own expense, require that such Subject Lender transfer all of its right, title and interest under this Agreement to any bank or other financial institution (a " Proposed Lender ") identified by the Borrowers and approved by the Administrative Agent (which approval shall not be unreasonably withheld); provided that (i) such Proposed Lender agrees to assume all of the obligations of such Subject Lender hereunder, and to purchase all of such Subject Lender's Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Subject Lender's Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Subject Lender of all other amounts payable hereunder to such Subject Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.16 as if all of such Subject Lender's Loans were being prepaid in full on such date), (ii) if such Subject Lender has requested compensation pursuant to Section 2.14 or 2.20, such Proposed Lender's aggregate requested compensation, if any, pursuant to said Section 2.14 or 2.20 with respect to such Subject Lender's Loans is reasonably expected to be lower than that of the Subject Lender and (iii) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority. Subject to the provisions of Section 9.04(b), such Proposed Lender shall be a "Lender" for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements of MBNA America Bank contained in Section 2.22 and of the Borrowers contained in Sections 2.14, 2.20, 9.05 and 9.16 (without duplication of any payments made to such Subject Lender by the Borrowers or the Proposed Lender) shall survive for the benefit of such Subject Lender under this Section 2.21(b) with respect to the time prior to such replacement.

SECTION 2.22. Guaranty of MBNA America Bank .

(a) The Guaranty . MBNA America Bank hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to MBNA Europe and all other amounts now or from time to time hereafter owing to the Lenders or the Administrative Agent by MBNA Europe under the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the " Guaranteed Obligations "). MBNA America Bank hereby further agrees that if MBNA Europe shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, MBNA America Bank will promptly pay the same, within five days after written notice of such failure, without any other demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Obligations Unconditional . The obligations of MBNA America Bank under Section 2.22(a) are continuing, absolute and unconditional, irrespective of the value, validity, regularity or enforceability of the obligations of MBNA Europe under this Agreement or any other agreement or instrument referred to herein, of any extension or other indulgence granted at any time to MBNA Europe, of any bankruptcy or insolvency or similar proceeding with respect to MBNA Europe, or of any amendment or modification consented to by MBNA America Bank of any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.22(b) that the obligations of MBNA America Bank hereunder shall be absolute and unconditional, under any and all circumstances. MBNA America Bank hereby expressly waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, protest and all notices whatsoever (except as set forth in Section 2.22(a)), and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against MBNA Europe under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(c) Reinstatement . The obligations of MBNA America Bank under this Section 2.22 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of MBNA Europe in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and MBNA America Bank agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(d) Remedies . MBNA America Bank agrees that, as between MBNA America Bank and the Lenders, the obligations of MBNA Europe under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 2.22(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against MBNA Europe and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by MBNA Europe) shall forthwith become due and payable by MBNA America Bank for purposes of Section 2.22(a).

(e) Instrument for the Payment of Money . MBNA America Bank hereby acknowledges that the guarantee in this Section 2.22 constitutes an instrument for the payment of money only, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by MBNA America Bank in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each of the Lenders as to itself that:

SECTION 3.01. Corporate Existence and Power .

(a) (i) MBNA America Bank is a national bank duly formed, validly existing and in good standing under the National Bank Act, as amended, (ii) MBNA Europe is a private limited company and an authorized institution under the Banking Act of 1987 (as amended by the Bank of England Act 1998) duly formed and validly existing under the laws of England and is a Qualifying Bank and (iii) the Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland;

(b) each Significant Subsidiary of such Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(c) such Borrower and each Significant Subsidiary thereof have the power and authority and all governmental licenses, authorizations, consents and approvals to own their assets and carry on their respective businesses as now conducted and, in the case of such Borrower, to execute, deliver, and perform its obligations under this Agreement;

(d) such Borrower and each Significant Subsidiary thereof are duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where their respective ownership, lease or operation of property or the conduct of their respective businesses requires such qualification; and

(e) such Borrower and each Significant Subsidiary thereof are in compliance with all Requirements of Law;
except, in each case referred to in clause (c), (d) or (e), to the extent that the failure to do so would not, in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Corporate Authorization; No Contravention

The execution, delivery and performance by such Borrower of this Agreement, the borrowings hereunder and the use of proceeds thereof have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of its Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Borrower or any Subsidiary thereof is a party or any order, injunction, writ or decree of any Governmental Authority or arbitrator to which such Borrower or its property is subject which, in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or

(c) violate any Requirement of Law.

SECTION 3.03. Governmental Authorization

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, validity, delivery or performance by, or enforcement against, such Borrower of this Agreement.

SECTION 3.04. Binding Effect

This Agreement has been duly executed on behalf of such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.05. Litigation

Except as disclosed in the Parent's most recent Annual Report on Form 10-K or in any subsequent report of the Parent on Forms 10-Q or 8-K filed with the Securities and Exchange Commission, there are no litigation, investigations, actions, suits, proceedings, claims or disputes pending, or, to the knowledge of such Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against such Borrower or its Subsidiaries or any of its or their respective assets or properties:

(a) which purport to affect or pertain to this Agreement or any of the transactions contemplated hereby; or

(b) as to which there is a reasonable possibility of an adverse determination and which, if determined adversely to such Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement, or directing that the transactions provided for herein not be consummated as herein provided.

SECTION 3.06. No Default

No Default exists or would result from the incurring of any obligations hereunder by such Borrower. On the date of this Agreement, neither such Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Employee Benefit Plans

Such Borrower (excluding MBNA Europe) and each of its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder where a failure to comply, individually or in the aggregate, could result in a Material Adverse Effect. No Reportable Event has occurred in respect of any Plan. The present value of all accrued benefit liabilities determined on a termination basis under all underfunded Plans (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plans by an amount that could have a Material Adverse Effect. Neither such Borrower (excluding MBNA Europe), nor any ERISA Affiliate thereof, is required to contribute to any Multiemployer Plan or have withdrawn from any Multiemployer Plan where such withdrawal has resulted or would result in any Withdrawal Liability that has not been fully paid.

SECTION 3.08. Use of Proceeds
The proceeds of the Loans are intended to be and shall be used solely for general corporate purposes and in compliance with Section 6.05.

SECTION 3.09. Taxes
Such Borrower and its Subsidiaries (or a Controlling Affiliate of such Borrower which is part of the same consolidated group as such Borrower for tax purposes) have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other government charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with Applicable Accounting Principles. No notice of Lien (other than a Lien that attaches before taxes with respect to such Lien are due) has been filed or recorded. There is no proposed tax assessment against such Borrower or any of its Subsidiaries (or any entity within such Borrower's consolidated group for tax purposes) which would, if the assessment were made, have a Material Adverse Effect.

SECTION 3.10. Financial Condition .

(a) The "Consolidated Reports of Condition and Income for a Bank with Domestic and Foreign Offices" (FFIEC 031) (the " Consolidated Reports ") of MBNA America Bank and its Subsidiaries dated December 31, 2002 for the fiscal year ended on such date:

(i) were prepared in accordance with Applicable Accounting Principles, consistently applied throughout the period covered thereby, including the related schedules and notes thereto, except as otherwise expressly noted therein;

(ii) fairly present the financial condition of MBNA America Bank and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii) show all material indebtedness and other liabilities, direct or contingent, of MBNA America Bank and its consolidated Subsidiaries as of the date thereof including liabilities for taxes, and material commitments, all to the extent required by Applicable Accounting Principles.

(b) The consolidated balance sheet of each of (1) MBNA Europe and its Subsidiaries and (2) the Parent and its Subsidiaries as at December 31, 2002 and the related consolidated statements of income, changes in stockholders'/division equity and cash flows of MBNA Europe and its Subsidiaries and the Parent and its Subsidiaries, respectively, for the fiscal year ended on said date, with the opinion thereon of Ernst & Young LLP:

(i) were prepared in accordance with Applicable Accounting Principles, consistently applied throughout the period covered thereby, including the related schedules and notes thereto, except as otherwise expressly noted therein;

(ii) fairly present the financial condition of MBNA Europe and its Subsidiaries, or of the Parent and its Subsidiaries, as the case may be, as of the date thereof and results of operations for the period covered thereby; and

(iii) show all material indebtedness and other liabilities, direct or contingent, of MBNA Europe and its consolidated Subsidiaries, or of the Parent and its consolidated Subsidiaries, as the case may be, as of the date thereof including liabilities for taxes, and material commitments, all to the extent required by Applicable Accounting Principles.

(c) From December 31, 2002 to the Closing Date there has been no Material Adverse Effect.

SECTION 3.11. Regulated Entities

None of such Borrower, any Person Controlling such Borrower, or any Subsidiary thereof, is (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12. Federal Reserve Regulations .

(a) Neither such Borrower nor any of the Subsidiaries is engaged principally in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan made to such Borrower will be used by such Borrower or any of its Affiliates for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulations U and X.

SECTION 3.13. No Material Misstatements

To the knowledge of such Borrower, no financial statement, certificate or statement furnished on behalf of such Borrower pursuant to Article III and Sections 5.01, 5.02, 5.03 and 5.09 delivered on or after the date hereof pursuant to any Loan Document contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that the foregoing will not apply to information furnished pursuant to Section 5.02(b)(v) or to portions of the Parent's Annual Report to Stockholders or other stockholder reports that are not incorporated in its Annual Report on Form 10-K or other periodic reports filed with the Securities and Exchange Commission.

SECTION 3.14. Environmental and Safety Matters

Such Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Commercial Activity; Absence of Immunity

MBNA Europe is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the making and performance of the Loan Documents by MBNA Europe constitute private and commercial acts rather than public or governmental acts. Under English law, MBNA Europe is not entitled to immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under the Loan Documents.

SECTION 3.16. Legal Form

Each of the Loan Documents to which MBNA Europe is a party is in proper legal form under English law for the enforcement thereof against MBNA Europe under such law, and if each were stated to be governed by such law, it would constitute a legal, valid, binding and enforceable obligation of MBNA Europe under such law, subject to the qualifications as to matters of law only set forth in the legal opinion the form of which is set forth in Exhibit E-2. All formalities required in the United Kingdom for the validity and enforceability against MBNA Europe of each of the Loan Documents to which it is party have been accomplished, and no Taxes or Other Taxes are required to be paid, and no notarization is required, for the validity and enforceability thereof against MBNA Europe.

SECTION 3.17   Tax Shelter Regulations

Such Borrower does not intend to treat the Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). If such Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01. Conditions to Effectiveness

This Agreement shall become effective on the date (the " Closing Date ") on which the Administrative Agent shall notify the Borrowers and the Lenders that it has received the following documents (with, in the case of this Agreement and clauses (b), (c), (d) and (e) below, sufficient copies for each Lender), each of which shall be satisfactory to the Administrative Agent and its counsel in form and substance:

(a) Loan Documents . Each Loan Document, duly executed and delivered by each of the parties thereto.

(b) Corporate Documents . Certified copies of the charter and by-laws (or equivalent documents) of each Borrower and of all corporate authority for each Borrower (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Borrower from time to time in connection herewith and the Loans hereunder (and each of the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from the relevant Borrower to the contrary).

(c) Officer's Certificate . A certificate of a senior officer of each Borrower, dated the Closing Date, to the effect that, after giving effect to any borrowing of Loans to be made on the Closing Date, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties made by the Borrowers in Article III shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date.

(d) Approvals . Certified copies of all licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority, and of third-party consents and approvals, necessary in connection with the making and performance by the Borrowers of the Loan Documents.

(e) Opinions of Counsel .

(1) An opinion, dated the Closing Date, of Simpson Thacher & Bartlett LLP, special New York counsel to the Borrowers, substantially in the form of Exhibit E-1 hereto and covering such other matters as the Administrative Agent may reasonably request (and the Borrowers hereby instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(2) An opinion, dated the Closing Date, of Clifford Chance LLP, UK counsel to MBNA Europe, substantially in the form of Exhibit E-2 hereto and covering such other matters as the Administrative Agent may reasonably request (and MBNA Europe hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(3) An opinion, dated the Closing Date, of Donna Pumfrey, Esq., general counsel to MBNA Europe, substantially in the form of Exhibit E-3 hereto and covering such other matters as the Administrative Agent may reasonably request (and MBNA Europe hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(4) An opinion, dated the Closing Date, of John W. Sheflen, Esq., chief counsel to the Parent, substantially in the form of Exhibit E-4 hereto and covering such other matters as the Administrative Agent may reasonably request (and such Borrowers hereby instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(5) An opinion, dated the Closing Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit E-5 hereto (and the Administrative Agent hereby instructs such counsel to deliver such opinion to the Lenders).

(f) Financial Statements . Evidence of the availability to the Lenders on the Internet of the following financial statements: (i) reasonably satisfactory audited consolidated financial statements of the Parent and its Subsidiaries for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Parent and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) call reports of MBNA America Bank for the two most recent fiscal years ended prior to the Closing Date.

(g) Existing Credit Agreement . Evidence of termination of the commitments under the Existing Credit Agreement, and that MBNA America Bank shall have paid in full all unpaid fees and all other amounts outstanding under the Existing Credit Agreement accrued through the Closing Date.

(h) Other Documents . Such other documents as the Administrative Agent or its counsel may reasonably request.
The effectiveness of the obligations of any Lender hereunder is also subject to the payment by the Borrowers of such fees as the Borrowers shall have agreed to pay or deliver to any Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement (to the extent that statements for such fees and expenses have been delivered to the Borrowers, and subject to the limitations referred to in Section 9.05(a)).

SECTION 4.02. Initial and Subsequent Loans

The obligations of the Lenders to make Loans hereunder to a Borrower are subject to the satisfaction on the date of each Borrowing by such Borrower of the following conditions:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or Section 2.04, as applicable.

(b) The representations and warranties made by such Borrower in Article III (except the representations set forth in Section 3.05(b) or Section 3.14) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date.

(c) Such Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing no Default shall have occurred and be continuing other than, with respect to Borrowings by MBNA America Bank and MBNA Europe, a Default resulting from the Parent's failure to comply with Section 6.04.
Each Borrowing by a Borrower shall be deemed to constitute a representation and warranty by such Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01. Financial Statements .

(a) MBNA America Bank will furnish to the Administrative Agent for distribution to the Lenders:

(i) as soon as available, but not later than 120 days after the end of each fiscal year of MBNA America Bank, a copy of the Consolidated Reports of MBNA America Bank and its Subsidiaries as filed with the OCC for such fiscal year; and

(ii) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each year of MBNA America Bank, a copy of the Consolidated Reports of MBNA America Bank and its Subsidiaries as filed with the OCC for such fiscal quarter;

in each case certified by an appropriate Responsible Officer as being the complete and correct copies of the statements on such forms filed by it with the OCC.

(b) MBNA Europe will furnish to the Administrative Agent for distribution to the Lenders:

(i) as soon as available, but not later than 120 days after the end of each fiscal year of MBNA Europe, a copy of the annual report and accounts for MBNA Europe and its Subsidiaries for such fiscal year, prepared in accordance with Applicable Accounting Principles; and

(ii) as soon as available, but not later than 60 days after production of the half- yearly accounts for each fiscal year of MBNA Europe, a copy of the consolidated profit and loss accounts for MBNA Europe and its Subsidiaries for such fiscal semester, prepared in accordance with Applicable Accounting Principles;

in each case certified by an appropriate Responsible Officer as being the complete and correct copies of the statements on such forms furnished by it to the FSA.

(c) The Parent will furnish to the Administrative Agent for distribution to the Lenders:

(i) as soon as available, but not later than 120 days after the end of each fiscal year of the Parent, copies of the Parent's Form 10-K as filed with the SEC for such fiscal year, the "Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y–9LP" as filed with the Federal Reserve for such fiscal year and the "Consolidated Financial Statements for Bank Holding Companies – FR Y-9C" as filed with the Federal Reserve for such fiscal year; and

(ii) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, copies of the Parent's Form 10-Q as filed with the SEC for such fiscal quarter, the "Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y–9LP" as filed with the Federal Reserve for such fiscal quarter and the "Consolidated Financial Statements for Bank Holding Companies – FR Y-9C" as filed with the Federal Reserve for such fiscal quarter;

in each case certified by an appropriate Responsible Officer as being the complete and correct copies of the statements on such forms furnished by it to the SEC or the Federal Reserve, as applicable.

SECTION 5.02. Certificates; Other Information

Each Borrower will furnish to the Administrative Agent for distribution to the Lenders:

(a) within the timeframes relating to the financial statements referred to in Section 5.01 above, a certificate of a Responsible Officer of such Borrower (i) stating that, to such officer's knowledge, such Borrower, during such period, has observed, performed and fulfilled all of its covenants and other agreements, and satisfied every condition contained in the Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default except as specified (by applicable Section reference) in such certificate and (ii) showing, in the case of each Borrower as applicable, compliance with Sections 6.03, 6.04 and 6.05;

(b) if any of the following information is not generally publicly available through electronic media:

(i) promptly after the same are filed, copies of all financial statements and regular, periodic or special reports (except for the Form 8-K filed monthly for entities established in connection with Securitizations by the Parent or any of its Subsidiaries) which the Parent may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority, except for private filings which are not publicly available;

(ii) promptly after the same are filed and to the extent not covered by clause (i) above, copies of all regular, periodic reports that such Borrower may make to, or file with, any Bank Regulatory Authority, except for private filings which are not publicly available;

(iii) information regarding any change in the Index Debt ratings with respect to such Borrower within five Business Days of receipt of such information;

(iv) promptly after such Borrower has notified the Administrative Agent of any intention of such Borrower to treat the Loans and related transactions as a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(v) promptly, such additional public financial and other information as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 5.01 and 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the relevant Borrower posts such documents, or provides a link thereto, on a Borrower's website; or (ii) on which such documents are posted on the relevant Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by the Administrative Agent); provided that: (i) such Borrower shall deliver paper copies of such documents to the Administrative Agent for any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) such Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall notify the Lenders of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above or in Section 5.01, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03. Notices

Each Borrower will, and will cause each of its Subsidiaries to, promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding against such Borrower or any Subsidiary whether at law or equity or by or before any Governmental Authority, which is reasonably likely to result in a Material Adverse Effect; and

(c) any Material Adverse Effect.
Each notice by a Borrower pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of such Borrower setting forth details of the occurrence referred to therein, and stating what action such Borrower proposes to take with respect thereto and at what time. Each notice under Section 5.03(a) shall describe with particularity any and all clauses or provisions of this Agreement that have been breached or violated.

SECTION 5.04. Preservation of Corporate Existence, etc.

Each Borrower shall continue (and shall cause each of its Significant Subsidiaries to continue) to preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of organization. Without limiting the foregoing, MBNA America Bank shall at all times be a national banking association validly existing and in good standing under the National Bank Act or a bank chartered under the applicable banking law of any state and be an insured bank and member bank of the Federal Deposit Insurance Corporation, under the Federal Deposit Insurance Act.

SECTION 5.05. Books and Records

Each Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with Applicable Accounting Principles, and with all Requirements of Law, consistently applied, shall be made of all financial transactions and matters involving the assets and business of such Borrower and such Subsidiaries; and permit representatives of the Administrative Agent to discuss with representatives of such Borrower and its Significant Subsidiaries the affairs, finances, and accounts of such Borrower and such Significant Subsidiaries, at such times during normal business hours and as often as any of the Lenders may reasonably request.

SECTION 5.06. Compliance with Regulatory Standards

Each Borrower will, and will cause each of its Subsidiaries to, at all times comply with all applicable regulatory guidelines, policy statements, regulations or other Requirements of Law, except to the extent such noncompliance does not constitute a Material Adverse Effect.

SECTION 5.07. Payment of Obligations

Each Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes and other material obligations of whatever nature, except, without prejudice to the effectiveness of paragraph (f) of Article VII, for any taxes or other obligations when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with Applicable Accounting Principles with respect thereto have been provided on the books of such Borrower or any such Subsidiary, as the case may be.

SECTION 5.08. Maintenance of Insurance

The Borrowers will, and will cause their Subsidiaries to, maintain such insurance in respect of their business and operations as would a prudent owner and operator of a business similar in nature to the business of the Borrowers and their Subsidiaries, and the Borrowers and their Subsidiaries will collectively maintain public liability insurance policies in amounts not less than $25,000,000.

SECTION 5.09. Employee Benefits

Each Borrower will, and will cause each of its Subsidiaries to, (a) comply in all respects with the applicable provisions of ERISA and the Code where a failure to comply, individually or in the aggregate, could result in a Material Adverse Effect and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 30 days after any Financial Officer of such Borrower or any ERISA Affiliate thereof knows or has reason to know that, any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of such Borrower to the PBGC in an aggregate amount that could have a Material Adverse Effect, a statement of a Financial Officer of such Borrower setting forth details as to such Reportable Event and the action that such Borrower proposes to take with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that such Borrower or any ERISA Affiliate thereof may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any such Plan or Plans where any such terminations or trustee appointments could in the aggregate result in a Material Adverse Effect and (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of such Borrower setting forth details as to such failure and the action that such Borrower proposes to take with respect thereto, together with a copy of any such notice given to the PBGC.

SECTION 5.10. Capital Requirements

The Parent and MBNA Europe will at all times maintain such minimum amounts of capital as shall from time to time be required by, and otherwise comply with, the applicable Capital Adequacy Regulations.

ARTICLE VI

NEGATIVE COVENANTS

The Borrowers covenant and agree with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01. Limitation on Liens

Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any (a) Restricted Shares owned by it or (b) Eligible Receivables or credit card or related plan receivables which would be Eligible Receivables but for a failure to comply with clause (a) or (c) of the definition of the term "Eligible Receivables", in each case whether now owned or hereafter acquired; provided , however , that the foregoing shall not prohibit:

(i) any Securitization of Eligible Receivables other than the Sellers' Retained Interests,

(ii) any Securitization of Sellers' Retained Interests, if such Securitization qualifies for sale treatment under Applicable Accounting Principles,

(iii) any Securitization of Sellers' Retained Interests which does not qualify for sale treatment under Applicable Accounting Principles, or

(iv) in the case of MBNA America Bank and MBNA America (Delaware), N.A., any pledge of Sellers' Retained Interests to a Federal Reserve Bank.

SECTION 6.02. Prohibition of Fundamental Changes

Each Borrower agrees that it will not, and will not permit any of its Significant Subsidiaries to:

(a) Except with respect to Securitizations or repurchase agreements, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its assets or properties (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, if to do so would result in a Material Adverse Effect or if clause (c) of this Section 6.02 would be contravened thereby; provided , however , that the foregoing shall not preclude the sale of investment securities for then current market value.

(b) Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of, any Person, except:

(i) any Significant Subsidiary of such Borrower may merge with such Borrower or any one or more Subsidiaries of such Borrower; provided that (A) if any transaction shall be between a Significant Subsidiary of such Borrower and such Borrower, such Borrower shall be the continuing or surviving corporation and (B) if any transaction shall be between a Subsidiary thereof and a wholly-owned Subsidiary thereof, the wholly-owned Subsidiary shall be the continuing or surviving corporation; and

(ii) any Significant Subsidiary of such Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to such Borrower or another Subsidiary thereof; and

(iii) such Borrower or any Significant Subsidiary thereof may merge or consolidate with or into any other corporation, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions), all or substantially all of the assets of such Borrower or such Significant Subsidiary, so long as:

(A) in the case of any such merger or consolidation involving such Borrower, clause (c) of this Section 6.02 would not be contravened thereby, and either:

(x) such Borrower is the surviving corporation or

(y) the corporation which is the surviving corporation shall expressly assume the due and punctual payment and performance of the obligations of, and the performance of each covenant, agreement, and condition of this Agreement binding on, such Borrower and Continuing Directors shall constitute a majority of the Board of Directors of the surviving corporation, after giving effect to such merger or consolidation; and

(B) in the case of any such conveyance, transfer, lease or other disposition involving such Borrower, clause (c) of this Section 6.02 would not be contravened thereby, and the Person to which such assets of such Borrower shall be sold shall expressly assume the due and punctual payment and performance of the obligations of, and the performance of each covenant, agreement, and condition of this Agreement binding upon, such Borrower and Continuing Directors shall constitute a majority of the Board of Directors of the Person to which such assets of such Borrower shall be sold after giving effect to such conveyance, transfer, lease, or other disposition; and

(C) in the case of any merger or consolidation involving such Significant Subsidiary, either the surviving corporation shall be a Subsidiary of such Borrower after giving effect to such merger or consolidation or the consideration received by such Borrower and its Subsidiaries in connection with such transaction shall equal or exceed the fair market value of the equity interests in such Significant Subsidiary disposed of by such Borrower in such transaction, as reasonably determined by the Board of Directors of such Borrower; and

(D) in the case of any such conveyance, transfer, lease or other disposition involving such Significant Subsidiary, the consideration received by such Borrower and its Subsidiaries in connection with such transaction shall equal or exceed the fair market value of the assets sold or disposed of, as reasonably determined by the Board of Directors of such Borrower;

provided , however , that immediately after giving effect to any transaction referred to in clause (i), (ii) or (iii) above, no Default shall have occurred and be continuing.

(c) In the case of MBNA America Bank (including any successor pursuant to this Section 6.02) and MBNA America Bank and its Subsidiaries taken as a whole, as a result of any transaction covered by this Section 6.02, cease to be predominantly engaged in the credit and other similar card business, other consumer loan business, and businesses which are related thereto or are reasonable extensions thereof.

SECTION 6.03. Financial Covenants of MBNA America Bank .

(a) Consolidated Tangible Net Worth .

(i) During the nine-month period that ends on December 31, 2003, MBNA America Bank will not permit its Consolidated Tangible Net Worth on any date to be less than the sum of (A) $4,000,000,000, plus (B) an amount equal to 40% of MBNA America Bank's consolidated net income, if positive, for the then elapsed fiscal quarter or quarters during such nine-month period.

(ii) During each fiscal year that ends after December 31, 2003, MBNA America Bank will not permit its Consolidated Tangible Net Worth on any date to be less than the sum of (A) $4,000,000,000, plus (B) an amount equal to 40% of MBNA America Bank's consolidated net income, if positive, for the nine-month period referred in the forgoing clause (i) above and each fiscal year that ends after December 31, 2003, plus (C) if such date is not the last day of a fiscal year, an amount equal to 40% of MBNA America Bank's consolidated net income, if positive, for the then elapsed portion of the current fiscal year ending on the last day of the fiscal quarter (if any) ending on or before such date.

(b) Past Due Receivables . MBNA America Bank will not permit (x) as of the last day of any calendar month, the aggregate amount of Managed Credit Card Receivables that are 90 days or more past due plus (without duplication) the aggregate amount of Managed Credit Card Receivables that are on nonaccrual status, in each case for MBNA America Bank and its Subsidiaries, to exceed (y) an amount equal to 6% of the aggregate amount of Managed Credit Card Receivables as of such day.

(c) Regulatory Capital . MBNA America Bank will not permit the Tier 1 Leverage Ratio, the Tier 1 Capital to Risk Adjusted Assets Ratio and the Total Capital to Risk Adjusted Assets Ratio on any date to be less than the respective minimum ratios required to be "well capitalized" as calculated under the Capital Adequacy Regulations applicable to it, without giving effect to any changes after the Closing Date in law or regulation, regulatory treatment or practice, accounting rules or practice or general industry practice regarding the interpretation or implementation of risk-based capital guidelines.

SECTION 6.04. Financial Covenants of the Parent .

(a) Double Leverage Ratio . The Parent will not permit the Double Leverage Ratio on any date of determination to exceed 1.25 to 1.

(b) Consolidated Tangible Net Worth .

(i) During the nine-month period that ends on December 31, 2003, the Parent will not permit its Consolidated Tangible Net Worth on any date to be less than the sum of (A) $4,000,000,000, plus (B) an amount equal to 40% of the Parent's consolidated net income, if positive, for the then elapsed fiscal quarter or quarters during such nine-month period.

(ii) During each fiscal year that ends after December 31, 2003, the Parent will not permit its Consolidated Tangible Net Worth on any date to be less than the sum of (A) $4,000,000,000, plus (B) an amount equal to 40% of the Parent's consolidated net income, if positive, for the nine-month period referred in the forgoing clause (i) above and each fiscal year that ends after December 31, 2003, plus (C) if such date is not the last day of a fiscal year, an amount equal to 40% of the Parent's consolidated net income, if positive, for the then elapsed portion of the current fiscal year ending on the last day of the fiscal quarter (if any) ending on or before such date.

SECTION 6.05. Regulation U

In the event the proceeds of any Loans are used by any Borrower for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock, such Borrower will not permit at any time more than 25% of the value (determined in accordance with Regulation U) of the assets of such Borrower (if any) which are subject to Section 6.01 or 6.02 to constitute Margin Stock.

ARTICLE VII

EVENTS OF DEFAULT

Upon the occurrence of any of the following events (" Events of Default "):

(a) any Borrower shall default in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(b) any Borrower shall default in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due and payable by it hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days; or

(c) any representation or warranty made or deemed made by any Borrower herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false or misleading in any material respect on or as of the date made, deemed made or furnished; or

(d) any Borrower shall default in the observance or performance of any of its obligations under Article VI; or

(e) any Borrower shall default in the observance or performance of any of its other obligations in any Loan Document (other than those specified in (a), (b) or (d) above), and such default shall continue unremedied for a period of 30 days after notice of such default is given by the Administrative Agent or any Lender to such Borrower; or

(f) any Borrower or any Subsidiary thereof shall (i) default in any payment of any amount of principal of or interest on any Indebtedness the aggregate principal amount of which Indebtedness is in excess of $75,000,000 (or its equivalent in any other currency or currencies), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (in excess of $75,000,000, or its equivalent in any other currency or currencies, in the aggregate) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(g) (i) any Borrower or any Significant Subsidiary thereof shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a conservator, receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Significant Subsidiary thereof shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any Significant Subsidiary thereof any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or in any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Borrower or any Significant Subsidiary thereof any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such result which shall not have been vacated, discharged or stayed within 60 days from the entry thereof; or (iv) any Borrower or any Significant Subsidiary thereof shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above;

(h) (i) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that could result in liability of any Borrower to the PBGC or to any Plan or Plans that could reasonably result in a Material Adverse Effect and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of a statement required pursuant to Section 5.09(b)(iii), the Administrative Agent shall have notified such Borrower in writing that (A) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds for the termination of such Plan or Plans by the PBGC, the appointment by the appropriate United States district court of a trustee to administer such Plan or Plans or the imposition of a lien in favor of a Plan and (B) as a result thereof an Event of Default exists hereunder; or (ii) a trustee shall be appointed by a United States district court to administer any such Plan or Plans and such appointment could reasonably result in a Material Adverse Effect; or (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any such Plan or Plans and such termination could reasonably result in a Material Adverse Effect; or

(i) one or more final judgments or decrees shall be entered against any Borrower or any Significant Subsidiary thereof involving in the aggregate a liability (not paid by or fully covered by insurance) of $75,000,000 (or its equivalent in any other currency or currencies) or more and all such judgments or decrees shall not have been vacated, discharged, paid in full or stayed within 30 days from entry thereof; or

(j) the OCC shall, pursuant to 12 U.S.C. § 55 or any successor statute, notify MBNA America Bank that its capital stock has become impaired; or MBNA America Bank shall cease to be an insured bank under the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder; or

(k) MBNA America Bank shall be required (whether or not the time allowed by the appropriate federal Bank Regulatory Authority for the submission of such plan has been established or elapsed) to submit a capital restoration plan of the type referred to in 12 U.S.C. § 183lo(b)(2)(C), as amended, reenacted or redesignated from time to time; or

(l) the Parent shall at any time fail to own and control, beneficially and of record (free and clear of all Liens and other encumbrances), directly or indirectly, at least 95% of the issued and outstanding shares of capital stock of MBNA America Bank; or MBNA America Bank shall at any time fail to own and control, beneficially and of record (free and clear of all Liens and other encumbrances), directly or indirectly, at least 95% of the issued and outstanding shares of capital stock of MBNA Europe;
then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to any Borrower, the Commitments shall immediately and automatically terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under any Loan Document shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, declare the Loans owing by the Borrowers hereunder (with accrued interest thereon) and all other amounts owing by the Borrowers under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, in the case of each of (a) and (b), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived notwithstanding anything contained herein or in any other Loan Document.

Notwithstanding the foregoing, the occurrence of an Event of Default under paragraph (c), (d) or (e) of this Article VII solely with respect to the Parent shall not permit the Administrative Agent or the Required Lenders (a) to declare the principal amount then outstanding of, and the accrued interest on, the Loans to MBNA America Bank or MBNA Europe or any other amounts payable by MBNA America Bank or MBNA Europe hereunder to be forthwith due and payable or (b) to terminate the Commitments (except with respect to a termination of the Commitments insofar as the same relate to Loans to be made to the Parent).

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Bank of America is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to any Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to this Agreement as received by the Administrative Agent.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any fiduciary duty hereunder or be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful or intentional misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement , except for delivery to it of items appearing to satisfy the requirements of Section 4.01. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other such instruments or agreements. The Administrative Agent may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or such other number or percentage of Lenders as is expressly required hereby) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to any Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or any Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders or as otherwise expressly provided in Article VII.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Borrowers; provided , that no such acceptance by the Borrowers shall be required so long as an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in the United States, having a combined capital and surplus of at least $500,000,000 reasonably acceptable to the Borrowers (except as provided above). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Commitments shall have been terminated, the amount of its outstanding Loans) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and which the Borrowers are obligated to reimburse and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful or intentional misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed, emailed or sent by telecopy as follows:

(a) if to any Borrower, to it at MBNA America Bank, N.A., 1100 North King Street, Wilmington, DE 19884, Attention of Thomas D. Wren (Telecopy No. 302-456-8545) and Investment and Funding Support (Telecopy No. 302-457-0172);

(b) if to the Administrative Agent, to it at 901 Main Street, 66 th Floor, Dallas, TX 75202, Attention of Mary Pat Riggins (Telephone No. 214-209-0585, Facsimile No. 214-209-0604); and

(c) if to a Lender, to it at its address (or telecopy number) set forth in the Administrative Questionnaire delivered to the Administrative Agent by such Lender in connection with the execution of this Agreement or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto or at such other address as shall be specified in writing by such Lender to the Administrative Agent from time to time.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by email or telecopy, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, provided that notices given to the Administrative Agent pursuant to Article II shall only be effective upon receipt.

SECTION 9.02. Survival of Agreement

All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 9.03. Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 9.04. Successors and Assigns .

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it by any Borrower); provided , however , that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender (other than any such Affiliate substantially all the business of which is a credit card business), the relevant Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); provided , that no such consent of any Borrower shall be required so long as an Event of Default of the kind referred to in clause (a) or (g) of Article VII shall have occurred and be continuing, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $5,000,000 or shall be zero, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of $3,500 (which fee, in the case of an assignment made as required by Section 2.11(f) or 2.21(b), shall be paid by the Borrowers) and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance by the Administrative Agent of any such Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender under this Agreement, (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)) and (C) Schedule 2.01 shall be deemed amended to give effect to the assignment effected thereby. Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by it, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the " Register "). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the relevant Borrower to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.15, 2.16 and 2.20 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity), except that all claims made pursuant to such Sections shall be made through such selling Lender, and (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers which would decrease the Fees payable hereunder or increase the amount of principal of or decrease the rate at which interest is payable on the Loans, or extend the dates fixed for payments of principal of or interest on the Loans or Fees).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

(h) No Borrower shall assign or delegate any of its rights and duties hereunder without the prior written consent of all Lenders.

(i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank without the consent of the Administrative Agent or the Borrowers; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Federal Reserve Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

SECTION 9.05. Expenses; Indemnity .

(a) Each Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and J.P. Morgan Securities Inc., as lead arranger, in connection with the preparation, negotiation, execution and delivery of this Agreement (subject to the limitations set forth in the letter dated June 18, 2003 from JPMorgan Chase Bank and J.P. Morgan Securities Inc. to the Borrowers) or any amendments, modifications or waivers of the provisions hereof, or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document or in connection with the Loans made hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent and an additional counsel for the other Lenders (including, the reasonable allocated costs of in-house counsel) and, in addition, fees and disbursements of appropriate local counsel.

(b) Each Borrower agrees to indemnify the Administrative Agent, each Lender, each of their Affiliates and the directors, officers, employees and Administrative Agents of the foregoing (each such Person being called an " Indemnitee ") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses (including the reasonable allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful or intentional misconduct of such Indemnitee or arose as a result of a dispute between the Administrative Agent or any of the Lenders or any litigation brought by any securityholder of the Administrative Agent or the Lenders in its capacity as such.

(c) The provisions of this Section and of Sections 2.14(b), 2.14(c), 2.14(d), 2.14(e) and 2.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

SECTION 9.06. Applicable Law

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 9.07. Waivers; Amendment .

(a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary thereof in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided , however , that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the duration of the Commitment or decrease the amount or extend the date of payment of the Facility Fee of any Lender without the prior written consent of such Lender, (iii) release any of the obligations of MBNA America Bank under Section 2.22 (other than in accordance with the terms thereof) or (iv) amend or modify the provisions of Section 2.11(e), 2.17, 2.18 or 9.04(h), the provisions of this Section or the definition of "Required Lenders", in each case without the prior written consent of each Lender; provided further , however , that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any prospective assignee or participant of its rights and interests hereunder.

SECTION 9.08. Entire Agreement

This Agreement and the letters referred to in Sections 2.06(b) and 9.05(a) constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.09. Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic and legal effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.10. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

SECTION 9.11. Headings

                Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Right of Setoff

If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Article VII, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

SECTION 9.13. Jurisdiction; Consent to Service of Process .

(a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

(b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement other than MBNA Europe irrevocably consents to service of process in the manner provided for notices in Section 9.01. MBNA Europe hereby appoints MBNA America Bank, with an office on the date hereof at the address for notices specified in Section 9.01(a), as its agent to receive on behalf of MBNA Europe service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in the State of New York. MBNA America Bank hereby accepts such appointment as is set forth in this Section 9.13(c) and agrees that (i) it will not terminate such agency relationship prior to one year after the payment in full of the principal of and interest on the Loans made to MBNA Europe and termination of the Commitments, (ii) it will give the Administrative Agent prompt notice of any change of its address during such period and (iii) it will promptly forward to MBNA Europe any summons, complaint or other legal process that MBNA America Bank receives in connection with its appointment as process agent of MBNA Europe. MBNA Europe agrees that the failure of MBNA America Bank to give any notice of any such service of process to MBNA Europe shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement and termination of the Commitments, except that if for any reason MBNA America Bank ceases to be able to act as such, MBNA Europe will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such process agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. MBNA Europe covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a process agent pursuant to this Section in full force and effect and to cause MBNA America Bank to act as such. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) To the extent that MBNA Europe may be or become entitled to claim for itself or its property, assets or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any jurisdiction there may be attributed such an immunity (whether or not claimed), MBNA Europe hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

SECTION 9.14. Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

SECTION 9.15. Confidentiality

Each Lender agrees (a) to keep confidential any written or oral information (i) provided to it by or on behalf of the Borrowers or any of them or any of their Subsidiaries pursuant to or in connection with this Agreement or (ii) obtained by such Lender based on a review of the books and records of the Borrowers or any of them or any of their Subsidiaries and (b) to use such information on its own behalf solely in connection with such Lender's administration of its Commitment and Loans; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any prospective transferee which agrees to comply with the provisions of this Section and, in the case of a prospective assignee, the relevant Borrower shall have consented to such prospective assignment to the extent required by Section 9.04(b), (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) to such of the officers, directors, employees, agents, independent auditors and representatives of such Lender or any of its Affiliates as need to know such information in connection with such Lender's administration of its Commitment and Loans ( provided such persons referred to in the foregoing clauses (b)(i), (ii), (iii) and (iv) are informed of the confidential nature of the information and the restrictions imposed by this subsection), (v) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (vi) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or (vii) to the extent necessary or advisable in connection with any suit, action or proceeding in connection with the enforcement of rights hereunder; provided that in the case of this clause (vii), except when it may not lawfully do so, such Lender shall give the Borrowers prior notification of such disclosure to the extent the Borrowers are not a party to such proceeding. Notwithstanding anything herein to the contrary, the Administrative Agent, the Lenders and the Borrowers (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws, and except that, with respect to any document or similar item that in either case contains information concerning the U.S. Federal income tax treatment or U.S. Federal income tax structure of such transactions as well as other information, this paragraph shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

SECTION 9.16 Judgment Currency

This is an international loan transaction in which the specification of Dollars or an Agreed Alternative Currency, as the case may be (the " Specified Currency "), and any payment in New York City or the country of the Specified Currency, as the case may be (the " Specified Place "), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the " Second Currency "), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder in the Second Currency to the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 9.17 Regulation U

Each Lender represents and warrants that in extending or maintaining credit hereunder, it, in good faith, has not relied and will not rely upzon any Margin Stock as collateral.

IN WITNESS WHEREOF, the Borrowers, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:

MBNA AMERICA BANK, N.A.
By:	/s/	Thomas V. Wren
Thomas V. Wren
Vice Chairman and Treasurer

MBNA BANK EUROPE LIMITED
By:	/s/	Thomas V. Wren
Thomas V. Wren
Authorized Signatory

MBNA CORPORATION
By:	/s/	Thomas V. Wren
Thomas V. Wren
Treasurer

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LENDERS

JPMORGAN CHASE BANK
By:	/s/	Roger Parker
Roger Parker
Vice President
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BANK OF AMERICA, N.A.
By:	/s/	Mary Pat Riggins
Mary Pat Riggins
Managing Director

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BARCLAYS BANK PLC
By:	/s/	Alison McGuigan
Alison McGuigan
Associate Director

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DEUTSCHE BANK AG, NEW YORK BRANCH
By:	/s/	Gayma Z. Shivnarain
Gayma Z. Shivnarain
Director

By:	/s/	Nicolas Rueda
Nicolas Rueda
Associate

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CITIBANK, N.A.
By:	/s/	Robert B. Goldstein
Robert B. Goldstein
Managing Director

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BANK ONE, NA
By:	/s/	Mark Wasden
Mark Wasden
Director

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CREDIT SUISSE FIRST BOSTON
Acting through its Cayman Islands Branch
By:	/s/	Jay Chall
Jay Chall
Director

By:	/s/	Cassandra Droogan
Cassandra Droogan
Associate

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MERRILL LYNCH BANK USA
By:	/s/	David L. Millet
David L. Millet
Vice President

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ABN AMRO BANK N.V.
By:	/s/	Neil R. Stein
Neil R. Stein
Group Vice President

By:	/s/	Michael DeMarco
Michael DeMarco
Associate Vice President
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THE BANK OF NEW YORK
By:	/s/	Stephen Adam
Stephen Adam
Assistant Vice President
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BNP PARIBAS
By:	/s/	Barry Feigenbaum
Barry Feigenbaum
Managing Director

By:	/s/	Michel Priou
Michel Priou
Director

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DRESDNER BANK AG NEW YORK BRANCH AND GRAND CAYMAN BRANCHES
By:	/s/	Stephen Kovach
Stephen Kovach
Vice President

By:	/s/	J. Curtin Beaudouin
J. Curtin Beaudouin
Director

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HSBC BANK USA
By:	/s/	Rita Gonzalez
Rita Gonzalez
SVP & Regional Head Institutional Banking Americas

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LEHMAN BROTHERS BANK, FSB
By:	/s/	Gary T. Taylor
Gary T. Taylor
Vice President

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LLOYDS TSB BANK PLC
By:	/s/	Michael J. Gilligan
Michael J. Gilligan
Director, Financial Institutions, USA G311

By:	/s/	Candice Beato
Candice Beato
AVP, Financial Institutions, USA B059

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ROYAL BANK OF CANADA
By:	/s/	Scott Umbs
Scott Umbs
Manager

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THE ROYAL BANK OF SCOTLAND PLC
By:	/s/	Edith L. Hornick
Edith L. Hornick
Director

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SOCIETE GENERALE
By:	/s/	Diane Ferguson
Diane Ferguson
Vice President

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WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/	Roy O. Young
Roy O. Young
Vice President

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BANK OF MONTREAL
By:	/s/	Kenneth Smith
Kenneth Smith
Senior Manager

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FLEET NATIONAL BANK
By:	/s/	James M. Contis
James M. Contis
Vice President

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ING LUXEMBOURG SA
By:	/s/	Yves Verhulst
Yves Verhulst
Sous-Directeur

By:	/s/	Alexandre Cayphas
Alexandre Cayphas
Corporate Product Manger

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MORGAN STANLEY BANK
By:	/s/	Jaap L. Tonckens
Jaap L. Tonckens
Vice President Morgan Stanley Bank

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ALLIED IRISH BANKS, p. l. c.
By:	/s/	Paul Daly
Paul Daly
Manager

By:	/s/	Terry Danaher
Terry Danaher
Head of Trade Finance

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BANK OF TOKYO-MITSUBISHI TRUST COMPANY
By:	/s/	William Rhodes
William Rhodes
Vice President

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DANSKE BANK A/S CAYMAN ISLAND BRANCH
By:	/s/	Andrew S. Resnick
Andrew S. Resnick
Vice President

By:	/s/	Kim Duchnielsen
Kim Duchnielsen
Vice President

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WILLIAM STREET COMMITMENT CORPORATION
(Recourse only to assets of William Street Commitment Corporation)
By:	/s/	Jennifer Hill
Jennifer Hill
CFO and Vice President

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UFJ BANK LIMITED, NEW YORK BRANCH
By:	/s/	Eiji Nakatani
Eiji Nakatani
Vice President

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WESTLB, NEW YORK BRANCH
By:	/s/	Lillian Tung Lum
Lillian Tung Lum
Executive Director

By:	/s/	Robert Wieser
Robert Wieser
Executive Director

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THE NORTHERN TRUST COMPANY
By:	/s/	Alfred Armengol
Alfred Armengol
Officer

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UBS AG, CAYMAN ISLANDS BRANCH
By:	/s/	Wilfred V. Saint
Wilfred V. Saint
Associate Director
Banking Products Services, US

By:	/s/	Thomas R. Salzano
Thomas R. Salzano
Director
Banking Products Services, US

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TORONTO DOMINION (TEXAS), INC.
By:	/s/	Carol Brandt
Carol Brandt
Vice President

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ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A., as Administrative Agent.
By:	/s/	Mary Pat Riggins
Mary Pat Riggins
Managing Director

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Schedule 1.01
ELIGIBLE DEALERS

Banc of America Securities LLC
Bank One Capital Markets, Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

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Schedule 2.01
COMMITMENTS
Lender	Commitment

JPMorgan Chase Bank	$140,000,000
Bank of America, N.A.	$125,000,000
Barclays Bank PLC	$125,000,000
Deutsche Bank AG, New York Branch	$125,000,000
ABN AMRO Bank, N.V.	$105,000,000
Bank One, NA	$105,000,000
Citibank, N.A.	$105,000,000
Credit Suisse First Boston	$105,000,000
Merrill Lynch Bank USA	$105,000,000
The Bank of New York	$85,000,000
BNP Paribas	$85,000,000
Dresdner Bank AG, New York Branch and Grand Cayman Branches	$85,000,000
HSBC Bank USA	$85,000,000
Lehman Brothers Bank, FSB	$85,000,000
Lloyds TSB Bank PLC	$85,000,000
Royal Bank of Canada	$85,000,000
The Royal Bank of Scotland PLC	$85,000,000
Societe Generale	$85,000,000
Wachovia Bank, National Association	$85,000,000
Bank of Montreal	$65,000,000
Fleet National Bank	$65,000,000
ING Luxembourg SA	$65,000,000
Morgan Stanley Bank	$65,000,000
UBS AG, Cayman Islands Branch	$65,000,000
Toronto Dominion (Texas), Inc.	$50,000,000
Allied Irish Banks, p. l. c.	$35,000,000
Bank of Tokyo-Mitsubishi Trust Company	$35,000,000
Danske Bank A/S Cayman Island Branch	$35,000,000
William Street Commitment Corporation	$35,000,000
UFJ Bank Limited, New York Branch	$35,000,000
WestLB AG, New York Branch	$35,000,000
The Northern Trust Company	$25,000,000
TOTAL	$2,500,000,000

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EXHIBIT A-1
FORM OF COMPETITIVE BID REQUEST

[Date]

Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
1850 Gateway Blvd, 5 th Floor
Concord, CA 94520
Attention: Wes Oldham
925-675-8409
888-969-9320 (Facsimile)
wesley.b.oldham@bankofamerica.com
Reference: MBNA Corporation

Ladies and Gentlemen:

The undersigned, [ name of Borrower ] (the " Borrower "), refers to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as it may be amended, modified, extended or restated from time to time, the " Credit Agreement "), among the Borrower, [ list other Borrowers ] , the Lenders parties thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:
(A) Date of Competitive Borrowing (which is a Business Day)

(B) Currency and Principal Amount of Competitive Borrowing

(C) Interest rate basis

(D) Interest Period and the last day thereof

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Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.02(b) and 4.02(c) of the Credit Agreement have been satisfied.
Very truly yours,

[NAME OF BORROWER]
By:

Name:
Title:	[Responsible Officer]

[MBNA America Bank hereby
confirms its obligations under
Section 2.22 of the Credit Agreement
after giving effect to the Borrowing
by MBNA Europe requested
in this notice of borrowing:

MBNA AMERICA BANK, N.A.

By:

Name:
Title:

1 /    The Competitive Bid must be received by the Administrative Agent (i) in the case of Eurocurrency Loans in any Currency or Fixed Rate Loans in any Currency other than Dollars, not later than 9:30 a.m. Local Time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans in Dollars, not later than 9:30 a.m. Local Time, on the day of a proposed Competitive Borrowing.
EXHIBIT A-2

FORM OF NOTICE OF COMPETITIVE BID REQUEST

[Date]

[Name of Lender]
[Address]
Attention:

Ladies and Gentlemen:

Reference is made to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as it may be amended, modified, extended or restated from time to time, the " Credit Agreement "), among [ name of Borrower ] (the " Borrower "), [ list other Borrowers ] , the Lenders parties thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower made a Competitive Bid Request on [ ] , 200 [ ] , pursuant to Section 2.03(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [ Date ] / [ Time ] . 1   / Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:
(A) Requesting Borrower
(B) Date of Competitive Borrowing
(C) Currency and Principal amount of Competitive Borrowing
(D) Interest rate basis
(E)Interest Period and the last day thereof

Very truly yours,

BANK OF AMERICA, N.A., as Administrative Agent
By:

Name:
Title:	[Responsible Officer]

EXHIBIT A-3
FORM OF COMPETITIVE BID

[Date]

Bank of America, N.A.,
as Administrative Agent for
the Lenders referred to below
1850 Gateway Blvd, 5 th Floor
Concord, CA 94520
Attention: Wes Oldham
925-675-8409
888-969-9320 (Facsimile)
wesley.b.oldham@bankofamerica.com
Reference: MBNA Corporation

Ladies and Gentlemen:

The undersigned, [ Name of Lender ] , refers to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as it may be amended, modified, extended or restated from time to time, the " Credit Agreement "), among MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation (each, a " Borrower " and collectively, the " Borrowers "), the Lenders parties thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made by [ name of requesting Borrower ] on [ ] , 200 [ ] , and in that connection sets forth below terms on which such Competitive Bid is made:

(A) Requesting Borrower
(B) Principal Amount and Currency
(C) Competitive Bid Rate
(D) Interest Period and the last day thereof
(E)Interest Period and the last day thereof

The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the requesting Borrower upon acceptance by such Borrower of this Competitive Bid in accordance with Section 2.03(d) of the Credit Agreement.

Very truly yours,

[NAME OF LENDER]
By:

Name:
Title:

EXHIBIT A-4

FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

[Date]

Bank of America, N.A.,
as Administrative Agent for
the Lenders referred to below
1850 Gateway Blvd, 5 th Floor
Concord, CA 94520
Attention: Wes Oldham
925-675-8409
888-969-9320 (Facsimile)
wesley.b.oldham@bankofamerica.com
Reference: MBNA Corporation

Ladies and Gentlemen:
The undersigned refers to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as it may be amended, modified, extended or restated from time to time, the " Credit Agreement "), among MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation (each, a " Borrower " and collectively, the " Borrowers "), the Lenders parties thereto and Bank of America, N.A., as Administrative Agent for the Lenders.
In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of Competitive Bids in connection with our Competitive Bid Request dated [ ] , 200 [ ] and in accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following Competitive Bids for maturity on [ date ] :
Currency and Principal Amount	Fixed Rate/Margin	Lender
[%] / [+/-. %]

We hereby reject the following Competitive Bids:
Currency and Principal Amount	Fixed Rate/Margin	Lender
[%] / [+/-. %]

The [ insert amount and Currency ] should be remitted to the undersigned on [ date ] as follows:
[ SPECIFY WIRE TRANSFER INSTRUCTIONS ]

Very truly yours,

[NAME OF BORROWER]
By:

Name:
Title:

[MBNA America Bank hereby
confirms its obligations under
Section 2.22 of the Credit Agreement
after giving effect to the Borrowings
accepted by MBNA Europe
in this letter:

MBNA AMERICA BANK, N.A.

By:

2     Insert if MBNA Europe is the requesting Borrower.
EXHIBIT A-5

FORM OF REVOLVING CREDIT BORROWING REQUEST

[Date]

Bank of America, N.A.,
as Administrative Agent for
the Lenders referred to below
1850 Gateway Blvd, 5 th Floor
Concord, CA 94520
Attention: Wes Oldham
925-675-8409
888-969-9320 (Facsimile)
wesley.b.oldham@bankofamerica.com
Reference: MBNA Corporation

Ladies and Gentlemen:
The undersigned refers to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as it may be amended, modified, extended or restated from time to time, the " Credit Agreement "), among MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation (each, a " Borrower " and collectively, the " Borrowers "), the Lenders parties thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Revolving Credit Borrowing is requested to be made:

(A) Requesting Borrower
(B) Date of Revolving Credit Borrowing (which is a Business Day)
(C) Currency and Principal Amount of Revolving Credit Borrowing
(D) Interest rate basis
(E) Interest Period and the last day thereof

The proceeds of the requested Revolving Credit Borrowing shall be remitted as follows:

[SPECIFY]
Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.02(b) and 4.02(c) of the Credit Agreement have been satisfied.
The Eligible Dealers for the Pricing Poll, if any, in connection with the Revolving Credit Borrowing shall be: [Eligible Dealers].
Very truly yours,

[NAME OF REQUESTING BORROWER]]
By:

Name:
Title:	[Responsible Officer]
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[MBNA America Bank hereby
confirms its obligations under
Section 2.22 of the Credit Agreement
after giving effect to the Borrowings
accepted by MBNA Europe
in this letter:

MBNA AMERICA BANK, N.A.

By:

Name:
Title:
2

EXHIBIT A-6

FORM OF APPLICABLE LIBO RATE INTEREST MARGIN CALCULATION

[Date]

Ladies and Gentlemen:

The undersigned refers to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"), among MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation (each, a "Borrower" and collectively, the "Borrowers"), the Lenders parties thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 2.08(d) of the Credit Agreement.
Prices from Eligible Dealer

Eligible Dealers	Day 1 Quote	Day 2 Quote

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Asset Swap Spreads	Day 1	Day 2

Average Asset Swap Spread
Spot Mid Swap Rate (if applicable)
Applicable LIBO Interest Margin

Very truly yours,

BANK OF AMERICA, N.A., as Administrative Agent
By:

Name:
Title:

EXHIBIT B

[FORM OF ADMINISTRATIVE QUESTIONNAIRE]

Fax to: Maurice Washington fax# 214-290-9544
Borrowers Names: MBNA AMERICA BANK, N.A., MBNA EUROPE BANK LIMITED, MBNA CORPORATION

I. Legal Name of Lender for Signature Page:
II. Name of Lender for any eventual tombstone:

III. Domestic Address:	IV. Eurocurrency Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel

Name:

Title:

Address:

Telephone:
Facsimile:
E Mail Address

	Bid Contact	L/C Contact	Draft Documentation Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address

VI. Lender's Fed Wire Payment Instructions:
Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VII. Lender's Standby L/C Fed Wire Payment Instructions (if applicable):
Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VIII. Organizational Structure :
Foreign Br., organized under which laws, etc.
Lender's Tax ID:

Tax withholding Form Attached (For Foreign Buyers)
[___]	Form W-9
[___]	Form W-8
[___]	Form 4224 effective: ____________________
[___]	Form 1001
[___]	W/Hold _________% Effective ________________
[___]	Form 4224 on file with Bank of America from previous current years transaction ___________________

IX. Bank of America Payment Instructions:

Servicing Site:	Concord CA

Pay to:	Bank of America, N.A. ABA #111-000-012 ATTN: Credit Services REF: MBNA Corp. Incoming a/c # 3750836479

X. Name of Authorized Officer:
Name:
Signature:
Date:

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* / To be completed only if consents are required under Section 9.04(a).
EXHIBIT C

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as in effect on the date hereof, the " Credit Agreement ") among MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation (each, a " Borrower " and collectively, the " Borrowers "), the Lenders parties thereto (the " Lenders ") and Bank of America, N.A., as Administrative Agent for the Banks (in such capacity, the " Administrative Agent "). Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the second page hereof, the interests set forth on the second page hereof (the " Assigned Interest ") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the second page hereof in the Commitment of the Assignor on the Effective Date and the [Competitive Loans and] Revolving Credit Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the second page hereof of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have (in addition to any such rights and obligations heretofore held by it) the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.20(g) of the Credit Agreement (as applicable), duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $3,500.

3. This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee's Address for Notices:
Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):

Facility	Principal Amount Assigned [(and identifying information as to individual Competitive Loans)]	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of aggregate Commitments of all Lenders thereunder)

Commitment Assigned:	$	%
Revolving Credit Loans:
[Competitive Loans:]
Fees Assigned (if any):

The terms set forth above are hereby agreed to:	Accepted *
________________, as Assignor By:________________________________ Name: Title: ________________, as Assignee By:________________________________ Name: Title:
BANK OF AMERICA, N.A., as Administrative Agent

By:____________________________________
Name:
Title:

MBNA AMERICA BANK, N.A.
By:____________________________________
Name:
Title:
MBNA EUROPE BANK LIMITED
By:____________________________________
Name:
Title:
MBNA CORPORATION
By:____________________________________
Name:
Title:

NY3:#7315624v16

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EXHIBIT D

[FORM OF COMMITMENT INCREASE LETTER]

COMMITMENT INCREASE LETTER

[Date]
MBNA America Bank, N.A.
MBNA Europe Bank Limited
MBNA Corporation
1100 North King Street
Wilmington, Delaware 19884

Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
1850 Gateway Blvd, 5 th Floor
Concord, CA 94520
Attention: Wes Oldham
925-675-8409
888-969-9320 (Facsimile)
wesley.b.oldham@bankofamerica.com

Reference: MBNA Corporation
Copy to:
Bank of America, N.A.,
as Administrative Agent
901 Main Street, 66 th Floor
Dallas, Texas 75202
Attention: Mary Pat Riggins

Ladies and Gentlemen:

Reference is made to the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (as modified and supplemented and in effect from time to time, the " Credit Agreement ") among MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation, the lenders party thereto and Bank of America, N.A., as Administrative Agent. Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

This Commitment Increase Letter is delivered pursuant to Section 2.12 of the Credit Agreement.

If, prior to the execution and delivery of this Commitment Increase Letter, the undersigned is a Lender already party to the Credit Agreement, then the undersigned hereby agrees that, effective as of the Commitment Increase Date set forth below, the Commitment of such Lender set forth below is increased by an amount equal to the "Commitment Increase Amount" set forth below.

If, prior to the execution and delivery of this Commitment Increase Letter, the undersigned is not a Lender already party to the Credit Agreement, then the undersigned hereby agrees that, effective as of the Commitment Increase Date set forth below, the undersigned shall have a Commitment set forth below in an amount equal to the "Commitment Increase Amount" set forth below.

Commitment Increase Date:
Commitment Increase Amount:	$

The undersigned agrees with the Borrowers and the Administrative Agent that the undersigned will, from and after the Commitment Increase Date, be a "Lender" under the Credit Agreement (if not already a "Lender" thereunder) and perform all of the obligations of the undersigned as a "Lender" under the Credit Agreement in respect of the Commitment Increase Amount (together with, if already a "Lender" under the Credit Agreement, the Commitment of the Lender in effect immediately prior to the execution and delivery of this Commitment Increase Letter).

This Commitment Increase Letter shall be governed by and construed in accordance with the law of the State of New York.

Very truly yours,

[NAME OF LENDER]
By:

Name:
Title:

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EXHIBIT E-1

[FORM OF OPINION OF SPECIAL NEW YORK COUNSEL
TO THE BORROWERS]

[Closing Date]

To: The Lenders named in Schedule I that are parties
to the Credit Agreement referred to below

Bank of America, N.A., as Administrative Agent under said Credit Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to each of MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation (each, a " Borrower " and collectively, the " Borrowers "), in connection with the preparation, execution and delivery of the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (the " Credit Agreement ") among the Borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders (the " Administrative Agent ").

This opinion is delivered to you pursuant to Section 4.01 of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

In arriving at the opinion expressed below, we have examined the following documents:

(a) counterparts of the Credit Agreement, each signed by the Borrowers and the Administrative Agent;

(b) a copy of the opinion letter of (1) John W. Scheflen, Esq., Chief Counsel of the Parent, (2) Donna Pumfrey, Esq., General Counsel of MBNA Europe and (3) Clifford Chance LLP, each addressed to you and dated the date hereof, in respect of the Credit Agreement and the other Loan Documents.

In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined and (iii) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies.

Insofar as our opinion expressed below relates to the matters set forth in the aforementioned opinion letters of John W. Scheflen, Esq., Donna Pumfrey, Esq. and Clifford Chance LLP (other than as to matters opined upon below), we have assumed without independent investigation the correctness of the matters set forth in such opinions, and our opinion is subject to the assumptions, qualifications and limitations set forth in such opinion letters.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, insofar as the law of the State of New York is concerned, the Credit Agreement constitutes valid and legally binding obligations of each Borrower, enforceable against each Borrower in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, liquidation, receivership, conservatorship, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally or of creditors of banks in the relevant jurisdiction, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

Our opinion is subject to the following qualifications:

1. We express no opinion as to any indemnification obligations of the Borrowers under the Credit Agreement to the extent such obligations might be deemed to be inconsistent with public policy.

2. We express no opinion as to the provisions of Sections 2.18 and 9.04 of the Credit Agreement purporting to grant to participants a right to set-off.

3. We express no opinion as to any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Lenders or the Administrative Agent.
4. We express no opinion with respect to any provision of the Credit Agreement which relates to choice of law or forum selectio
n (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum). In connection with provisions of the Credit Agreement whereby the Borrowers submit to the jurisdiction of any Federal court of the United States of America sitting in New York City, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on Federal court jurisdiction, and we also note that such submissions cannot supersede such court's discretion in determining whether to transfer an action from one Federal court to another under 28 U.S.C. § 1404(a).

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York.

This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by you for any other purpose, or relied upon by or furnished to any other Person, firm or corporation without our prior written consent (except that this opinion may be furnished to any regulatory authority which is entitled to obtain it, and may be furnished pursuant to a lawful subpoena).

                                                                       Very truly yours,

                                                                       SIMPSON THACHER & BARTLETT LLP
NY3:#7315624v16

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THE LENDERS
JPMorgan Chase Bank
Bank of America, N.A.
[other Lenders]

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EXHIBIT E-2

[FORM OF OPINION OF SPECIAL UK COUNSEL TO MBNA EUROPE]

[Closing Date]

To: Bank of America, N.A. as Administrative Agent and the Lenders (as defined below)

Dear Sirs:

Senior competitive advance and revolving credit facility agreement dated as of 18 July 2003 between Bank of America, N.A. as administrative agent, the financial institutions named therein as Lenders and MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation, as borrowers (the " Credit Agreement ")

We have acted as English legal advisers on the instructions of MBNA Europe Bank Limited (" MBNA Europe ") in connection with the Credit Agreement.

1.    INTRODUCTION

1.1    Finance Documents

       The opinions given in this Opinion Letter relate to the Credit Agreement.

1.2    Defined Terms

        In this Opinion Letter:

        1.2.1    " Lenders " means any bank or financial institution which is a " Lender " under the Credit Agreement as at the date of this Opinion Letter; and

        1.2.2    headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.3    Legal Review

        For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 1 ( Documents and Enquiries ) to this Opinion Letter.

1.4    Applicable Law

        The opinions given in this Opinion Letter relate only to English law as applied by the English courts as at today's date. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.5    Assumptions and Reservations

        The opinions given in this Opinion Letter are given on the basis of the assumptions set out in Schedule 2 ( Assumptions )
        and are subject to the reservations set out in Schedule 3 ( Reservations ) to this Opinion Letter. The opinions given in this
        Opinion Letter are strictly limited to the matters stated in paragraph 2 ( Opinions ) and do not extend to any other matters.

2.   OPINIONS

        We are of the opinion that:

2.1    Proper Legal Form

        The Credit Agreement is in proper legal form under English law for the enforcement thereof against MBNA Europe under
        English law.

2.2    Legal, Valid, Binding and Enforceable Obligations

        If the Credit Agreement were stated to be governed by English law, it would constitute legal, valid, binding and enforceable obligations of MBNA Europe.

2.3    Further Acts

        All formalities required under English law for the validity and enforceability of the Credit Agreement have been performed.

2.4    Registration Taxes

        No stamp, registration or similar tax is required to be paid in England on or in relation to the Credit Agreement.

2.5    Licences

        It is not necessary under English law:

        (i) in order to enable parties to the Credit Agreement to enforce their rights thereunder, or

        (ii) by reason of the execution, delivery or performance of the Credit Agreement,

        that such parties to the Credit Agreement should be licensed, qualified or entitled to carry on business in England.

2.6    Choice of Law

         If the matter were to come before the courts of England and Wales, those courts would recognise the choice of New York law to govern the contract, subject to the provisions of the Contracts (Applicable Law) Act 1990 (the " Act "). In summary, the Act allows parties to a contract to select the law governing the contract, subject to the following principal provisions:

         2.6.1    the choice of law does not affect mandatory rules of English law; and

         2.6.2    a rule of New York law will not be applied if it would be manifestly incompatible with English public policy.

2.7    Enforcement of Judgments

        A judgment by a New York State court or by a Federal Court of the United States of America sitting in New York City
        (together, the " New York Courts ") is not enforceable directly in England. In our opinion, however, the English courts would enforce by separate action for the sum payable a final and conclusive judgment given by the New York Courts for a definitive sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty), unless:

        2.7.1    the proceedings in which the judgment was given were opposed to natural justice;

        2.7.2    the judgment was obtained by fraud;

        2.7.3    the enforcement of the judgment would be contrary to English public policy;

        2.7.4    before the date on which the New York Courts gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction whose judgment is enforceable in England;

        2.7.5    the judgment is for multiple damages; or

       2.7.6    is based on various provisions of the US Export Control Regulations or of the Cuban Assets Control Regulations.

       If the English court gives judgment for the sum payable under a judgment of the New York Courts, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court a discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is a delay, or if he has any set-off or counterclaim against the judgment creditor.

3.                    ADDRESSEES AND PURPOSE

      This Opinion Letter is provided in connection with Section 4.01 of the Credit Agreement and is addressed to the
      Administrative Agent and the Lenders. It may not, without our prior written consent, be relied on for any other purpose or be disclosed to or relied upon by any other person.

Yours faithfully,

CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP
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SCHEDULE 1

DOCUMENTS AND ENQUIRIES

1.   DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

(a)    A copy of an unsigned execution draft dated 18 July 2003 of the Credit Agreement; and

(b)    A copy of an opinion of an internal counsel to MBNA Europe dated [ ] July 2003.

2.   SEARCHES AND ENQUIRIES

We have undertaken only the following search and enquiry in England for the purposes of this Opinion Letter.
An enquiry by telephone was made at the Central Index of Winding Up Petitions on [ ] July 2003 at [ ] [a.m./p.m.] with respect to MBNA Europe.

- - NY3:#7315624v16

SCHEDULE 2

ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.   ACCURACY OF OTHER OPINIONS

The opinions identified in paragraph 1 of Schedule 1 ( Documents and Enquiries ) are correct in all respects.

2.   ORIGINAL AND GENUINE DOCUMENTATION

(a)  All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)  Any document identified in Schedule 1 ( Documents and Enquiries ) as a draft has been duly executed on the date specified in that document by all parties to it in the form examined by us.

3.   OBLIGATIONS OF THE PARTIES

(a)  Each party to the Credit Agreement has the capacity, power and authority to enter into and to exercise its rights and to \
       perform its obligations under the Credit Agreement.

(b)  The execution and delivery of the Credit Agreement by MBNA Europe and the exercise of its rights and performance of its obligations under the Credit Agreement will sufficiently benefit and is in the interests of MBNA Europe.

(c)  The directors of MBNA Europe acted in good faith and in the interests of MBNA Europe in approving the Credit Agreement and the transactions contemplated thereby.

(d)  The consideration granted by each promisee under the Credit Agreement was sufficient and real. The consideration granted for the entry into the Credit Agreement is not past consideration.

(e)  Each party to the Credit Agreement has duly authorised, executed and delivered the Credit Agreement.

4.   SEARCHES AND ENQUIRIES

There has been no alteration in the status or condition of MBNA Europe as disclosed by the searches and enquiries referred to in Schedule 1 ( Documents and Enquiries ).

5.   OTHER DOCUMENTS

Save for those listed in Schedule 1 ( Documents and Enquiries ), there is no other agreement, instrument or other arrangement between any of the parties to any of the Credit Agreement which modifies or supersedes the Credit Agreement.

6.   MISCELLANEOUS

(a)  There is no matter under the laws of any jurisdiction (other than England) which would, or might, affect the opinions herein expressed.

(b)  Under the laws of the respective places of establishment or incorporation, as the case may be, of the persons expressed to be party to the Credit Agreement, as each such document to which such person is party constitutes legal, valid and binding obligations of such person enforceable in accordance with its terms.

7.    SOLVENCY

MBNA Europe is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 at the time it enters into the Credit Agreement and will not, as a consequence of entering into the Credit Agreement, be unable to pay its debts within the meaning of that Section.

8.   ENFORCEABILITY UNDER LAW OF STATE OF NEW YORK

The Credit Agreement constitutes legal, valid and binding obligations of the parties to it, enforceable in accordance with its terms, under the law of the State of New York.

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SCHEDULE 3

RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.   LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)  The opinions set out in this Opinion Letter are subject to any limitations arising from insolvency, liquidation, administration, reorganisation and similar laws generally affecting the rights of creditors.

(b)  The opinions set out in this Opinion Letter are subject to an English court exercising its discretion under section 426 of the
        Insolvency Act 1986 ( Co-operation between courts exercising jurisdiction in relation to insolvency ) to assist the courts having the corresponding jurisdiction in any other part of the United Kingdom or any relevant country or territory.

(c)  Any provision in the Credit Agreement which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

2.   ENFORCEABILITY OF CLAIMS

In this Opinion Letter " enforceable " means that an obligation is of a type which the English courts enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Credit Agreement. In particular:

(a)  the power of an English court to order specific performance of an obligation or other equitable remedy is discretionary and accordingly, an English court might make an award of damages where specific performance of an obligation or other equitable remedy is sought;
(b)  where any party to the Credit Agreement is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(c)  enforcement may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after its execution;

(d)  claims may become barred under the Limitation Acts or may be or become subject to a defence of set-off or counterclaim;

(e)  an English court may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases;

(f)  a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the English courts will generally not enforce an obligation if there has been fraud;

(g)  whilst an English court has power to give judgment in a currency other than pounds sterling, it has the discretion to decline to do so; and

(h)  any provision providing that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.

3.   APPLICATION OF FOREIGN LAW

(a)  If any obligation is to be performed in a jurisdiction outside England, it may not be enforceable in England to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and an English court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

(b)    It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort.

4.   DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES

(a)  Any provision of the Credit Agreement requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty.

(b)  There is some possibility that an English court would hold that a judgment on the Credit Agreement, whether given in an
       English court or elsewhere, would supersede the Credit Agreement so that any obligations relating to the payment of interest after judgment or any currency indemnities would not be held to survive judgment.

(c)  Any undertaking or indemnity given by a party to the Credit Agreement in respect of stamp duties or registration taxes payable in the United Kingdom may be void.

(d)  An English court may in its discretion decline to give effect to any indemnity for legal costs incurred by an unsuccessful litigant.

5.   OTHER QUALIFICATIONS

(a)  The parties to the Credit Agreement may be able to amend the Credit Agreement by oral agreement despite any provision to the contrary and the terms of the Credit Agreement may be subject to preceding representations made by parties to the
        Credit Agreement.

(b)  Any provision of the Credit Agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the Credit Agreement or any other person may be ineffective.

(c)  To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

(d)  The effectiveness of any provision of the Credit Agreement which allows an invalid provision to be severed in order to save the remainder of the Credit Agreement will be determined by the English courts in their discretion.

(e)  If any party to the Credit Agreement is controlled by a person or is itself resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations sanctions as implemented, then the obligations of the other parties to the Credit Agreement to that party may be unenforceable or void.

NY3:#7315624v16

EXHIBIT E-3

FORM OF OPINION OF COUNSEL TO MBNA EUROPE

[Closing Date]

The Lenders named in Schedule 2.01
to the Credit Agreement referred to below
Bank of America, N.A.,
as Administrative Agent under the Credit Agreement

Ladies and Gentlemen:

I am Donna Pumfrey, General Counsel of MBNA Europe Bank Limited (" MBNA Europe ") and in that capacity have acted as counsel to MBNA Europe in connection with the Senior Competitive Advance and Revolving Credit Facility Agreement (the " Credit Agreement "), dated as of July 18, 2003, among MBNA America Bank, N.A., MBNA Europe and MBNA Corporation (each, a " Borrower " and collectively, the " Borrowers "), the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. This opinion is rendered to the Lenders and the Administrative Agent pursuant to Section 4.01 of the Agreement. Capitalized terms used herein but not otherwise defined have the meanings given such terms in the Credit Agreement.

In my capacity as such counsel, I have examined and relied upon such records, documents, certificates, opinions and other matters as are in my judgment necessary or appropriate to render the opinions expressed herein. With respect to all documents examined by me I have assumed (i) the due authorization, execution and delivery by each of the parties thereto, other than MBNA Europe, of the documents to which each is a party, and that each of such parties has the power and authority to execute, deliver and perform its obligations under each such document, (ii) the authenticity of all documents submitted to me as originals, (iii) the genuineness of all signatures on all documents I have examined, and (iv) that all documents submitted to me as copies conform with the original copies of those documents. In rendering the opinion set forth in the last sentence of paragraph 5 below, I have assumed that the Credit Agreement is a valid and binding obligation of the parties thereto, except with respect to MBNA Europe, and is enforceable against the parties thereto in accordance with its terms.

Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

1.  MBNA Europe is a private limited company and an authorized institution under the Banking Act of 1987, duly formed and validly existing under the laws of the United Kingdom. MBNA Europe (i) has all requisite power and authority to own its assets and to carry on its business as now conducted, except to the extent that the failure to do so would not have a Material Adverse Effect, and (ii) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and to borrow thereunder.

2.   The execution, delivery and performance by MBNA Europe of the Credit Agreement and the borrowings of MBNA Europe thereunder (collectively, the " Transactions ") will not (i) conflict with, or result in a breach of, any provision of any existing indenture, agreement or other instrument to which MBNA Europe is a party or by which it or its property is or may be bound, which in the aggregate would reasonably be expected to have a Material Adverse Effect, or (ii) result in the creation or imposition of any lien upon any property or assets of MBNA Europe.

3.   The Credit Agreement has been duly authorized by all requisite corporate action of MBNA Europe, and has been duly executed and delivered by MBNA Europe.

4.   No action, consent or approval of, registration or filing with, or any other action by, any applicable Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

5.  The execution, delivery and performance by MBNA Europe of the Credit Agreement and the borrowings of MBNA Europe thereunder will not violate any requirement of law applicable to MBNA Europe or any order known to me of any Governmental Authority.

6.   There is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by the United
Kingdom (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (i) on or by virtue of the execution or delivery of the
Credit Agreement or (ii) on any payment to be made by MBNA Europe pursuant to the Credit Agreement, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being organized under the laws of the United Kingdom or by virtue of its Applicable Lending Office being located in the United Kingdom, or other than any such tax, levy, assessment, impost, deduction, charge or withholding which is identified in Section 2.20(a) of the Credit Agreement. The obligations of MBNA Europe under Section 2.20 of the Credit Agreement are legal, valid and binding under the laws of the United Kingdom.

7.   MBNA Europe is subject to civil and commercial law with respect to its obligations under the Credit Agreement, and the making and performance by it of the Credit Agreement constitute private and commercial acts rather than public or governmental acts. Under the laws of the United Kingdom, MBNA Europe is not entitled to any immunity on the grounds of sovereignty or the like from the jurisdiction of any court or from any action, suit or proceeding, or the service of process in connection therewith, arising under the Credit Agreement.

I am admitted to practice in the United Kingdom and express no opinion as to the laws of any other jurisdiction. The opinions given in this letter relate only to English law as applied by the English courts as at today's date.

This opinion may be relied upon by the Lenders and Bank of America, N.A., as Administrative Agent. A copy of this opinion may be made available to a regulatory authority entitled to receive it or pursuant to a lawful subpoena. Without my prior written consent, this opinion may not be furnished to or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

NY3:#7315624v16

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EXHIBIT E-4

[FORM OF OPINION OF COUNSEL TO MBNA AMERICA BANK AND THE PARENT]

[Closing Date]

The Lenders named in Schedule 2.01
to the Credit Agreement referred to below

Bank of America, N.A.,
as Administrative Agent under the Credit Agreement

Ladies and Gentlemen:

I am Chief Counsel of MBNA Corporation (" MBNA ") of which MBNA America Bank, N.A. (the " Bank " and, together with MBNA, the " Borrowers ") is a wholly owned subsidiary, and in that capacity have acted as counsel to the Borrowers in connection with the Senior Competitive Advance and Revolving Credit Facility Agreement (the " Credit Agreement "), dated as of July 18, 2003, among the Borrowers, MBNA Europe Bank Limited, the Lenders party thereto and Bank of America, N.A., as Administrative Agent. This opinion is rendered to the Lenders and the Administrative Agent pursuant to Section 4.01 of the Agreement. Capitalized terms used herein but not otherwise defined have the meanings given such terms in the Credit Agreement.

In my capacity as such counsel, I have examined and relied upon such records, documents, certificates, opinions and other matters as are in my judgment necessary or appropriate to render the opinions expressed herein. With respect to all documents examined by me I have assumed (i) the due authorization, execution and delivery by each of the parties thereto, other than the Borrowers, of the documents to which each is a party, and that each of such parties has the power and authority to execute, deliver and perform its obligations under each such document, (ii) the authenticity of all documents submitted to me as originals, (iii) the genuineness of all signatures, other than those of the Borrowers, on all documents I have examined, and (iv) that all documents submitted to me as copies conform with the original copies of those documents.

Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

1. The Bank is a national bank duly organized and validly existing under the laws of the United States. MBNA is a corporation duly formed and validly existing under the laws of the State of Maryland. Each Borrower (i) has all requisite power and authority to own its assets and to carry on its business as now conducted, except to the extent that the failure to do so would not have a Material Adverse Effect, (ii) is qualified to do business in every jurisdiction within the United States where such qualification is required, except to the extent that the failure to do so would not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and to borrow funds thereunder.

2. The execution, delivery and performance by each Borrower of the Credit Agreement and the borrowings of each Borrower thereunder (collectively, the " Transactions ") will not (i) violate any requirement of law applicable to any Borrower or any order known to me of any Governmental Authority, (ii) conflict with, or result in a breach of, any provision of any indenture, agreement or other instrument to which any Borrower is a party or by which it or its property is or may be bound, which in the aggregate would reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any lien upon any property or assets of any Borrower.

3. The Credit Agreement has been duly authorized by all requisite corporate action of each Borrower, and has been duly executed and delivered by each Borrower.

4. No action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

5. No Borrower nor any of their subsidiaries is (i) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

I am admitted to practice in the State of Maryland and express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America.

This opinion may be relied upon by the Lenders and Bank of America, N.A., as Administrative Agent. A copy of this opinion may be made available to a regulatory authority entitled to receive it or pursuant to a lawful subpoena. Without my prior written consent, this opinion may not be furnished to or quoted to, or relied upon by, any other person or entity for any purpose.

                                                                         Very truly yours,

                                                                          John W. Scheflen

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EXHIBIT E-5

[FORM OF OPINION OF SPECIAL NEW YORK COUNSEL
TO THE ADMINISTRATIVE AGENT]

[Closing Date]

Each of the Lenders party
to the Credit Agreement
referred to below
Bank of America, N.A.,
as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York counsel to Bank of America, N.A. (" Bank of America ") in connection with (i) the Senior Competitive Advance and Revolving Credit Facility Agreement dated as of July 18, 2003 (the " Credit Agreement ") among MBNA America Bank, N.A., MBNA Europe Bank Limited and MBNA Corporation (each, a " Borrower " and collectively, the " Borrowers "), the Lenders party thereto and Bank of America, as Administrative Agent, providing for loans to be made by the Lenders to the Borrowers in an aggregate principal amount not exceeding $2,500,000,000 (or, to the extent specified in the Credit Agreement, its equivalent in certain foreign currencies and as such amount may be increased pursuant to Section 2.12 of the Credit Agreement) and (ii) the various other agreements, instruments and other documents referred to in the next following paragraph. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement. This opinion letter is being delivered pursuant to Section 4.01 of the Credit Agreement.

In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(a)    the Credit Agreement; and

(b)    such records of the Borrowers and such other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i) such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Borrowers) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii) all signatories to such documents have been duly authorized; and

(iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, receivership, conservatorship, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally (as such laws would apply in the event of the insolvency, receivership, conservatorship or reorganization of, or other similar occurrence with respect to, MBNA America Bank or MBNA Europe) and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Section 9.05(b) of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) the second sentence of Section 2.18 of the Credit Agreement, (iii) Section 2.22(e), 9.09, 9.12 or 9.16 of the Credit Agreement, (iv) Section 9.13(a) of the Credit Agreement, insofar as such provision relates to the subject matter jurisdiction of any Federal court of the United States of America sitting in New York City to adjudicate any controversy related to any of the Credit Agreements or (v) the second sentence of Section 9.13(b) of the Credit Agreement, insofar as such sentence relates to inconvenient forum with respect to proceedings in the United States District Court for the Southern District of New York.

(D) We express no opinion as to the enforceability in the United States of America of the waiver of immunity set forth in Section 9.13(d) of the Credit Agreement, to the extent it applies to immunity acquired after the date of the Credit Agreement.

(E) The first sentence of Section 2.22(b) may not be enforceable to the extent that the Guaranteed Obligations are materially modified.

(F) We point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in any such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

(G) Our opinions above are subject, as to enforceability, with respect to MBNA Europe, to the possible judicial application of foreign laws or governmental action affecting the enforcement of creditors' rights.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction (including without limitation, the laws of England).

At the request of our client, this opinion letter is, pursuant to Section 4.01 of the Credit Agreement provided to you by us in our capacity as special New York counsel to Bank of America and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

                                                           Very truly yours,

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